Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
Dated as of November 10, 2019
among
CARBONITE, INC.
OPEN TEXT CORPORATION
CORAL MERGER SUB INC.

TABLE OF CONTENTS
Page
ARTICLE I
The Offer

Section 1.01	The Offer...............................................................................................................2

Section 1.02	Company Actions..................................................................................................5

ARTICLE II
The Merger

Section 2.01	The Merger............................................................................................................7

Section 2.02	Closing..................................................................................................................7

Section 2.03	Effective Time.......................................................................................................7

Section 2.04	Effects...................................................................................................................7

Section 2.05	Certificate of Incorporation and Bylaws...............................................................7

Section 2.06	Directors and Officers of Surviving Corporation..................................................8

ARTICLE III
Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 3.01	Effect on Capital Stock..........................................................................................8

Section 3.02	Exchange of Certificates; Payment Fund..............................................................9

Section 3.03	Dissenting Shares................................................................................................12

Section 3.04	Company Stock Awards; Company ESPP............................................................12

Section 3.05	Necessary Further Actions...................................................................................14

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Section 4.01	Organization, Standing and Power.......................................................................15

Section 4.02	Authority; Execution and Delivery; Enforceability..............................................15

Section 4.03	No Conflicts; Consents........................................................................................15

Section 4.04	Financial Capability............................................................................................16

Section 4.05	Information Supplied..........................................................................................16

Section 4.06	Litigation ............................................................................................................17

Section 4.07	Absence of Certain Agreements...........................................................................17

Section 4.08	Brokers’ Fees and Expenses.................................................................................17

Section 4.09	Capitalization of Merger Sub...............................................................................17

Section 4.10	Ownership of Company Common Stock..............................................................17

Section 4.11	Solvency..............................................................................................................18

Section 4.12	Management Agreements....................................................................................18

i

ARTICLE V
Representations and Warranties of the Company

Section 5.01	Organization, Standing and Power.......................................................................18

Section 5.02	Company Subsidiaries.........................................................................................19

Section 5.03	Capital Structure .................................................................................................20

Section 5.04	Authority; Execution and Delivery; Enforceability..............................................21

Section 5.05	No Conflicts; Consents........................................................................................22

Section 5.06	Company SEC Documents; Undisclosed Liabilities............................................22

Section 5.07	Information Supplied..........................................................................................25

Section 5.08	Absence of Certain Changes or Events................................................................25

Section 5.09	Taxes...................................................................................................................25

Section 5.10	Benefits Matters; ERISA Compliance.................................................................27

Section 5.11	Litigation ............................................................................................................29

Section 5.12	Compliance with Applicable Laws......................................................................29

Section 5.13	Material Permits..................................................................................................29

Section 5.14	Contracts.............................................................................................................30

Section 5.15	Properties............................................................................................................32

Section 5.16	Intellectual Property Rights.................................................................................33

Section 5.17	Labor Matters......................................................................................................36

Section 5.18	Environmental Matters........................................................................................36

Section 5.19	Anti-Takeover Provisions....................................................................................37

Section 5.20	Insurance.............................................................................................................37

Section 5.21	Anti-Corruption Laws.........................................................................................37

Section 5.22	International Trade Compliance..........................................................................38

Section 5.23	Open Source Software.........................................................................................38

Section 5.24	Material Customers and Suppliers.......................................................................38

Section 5.25	Interested Party Transactions...............................................................................39

Section 5.26	Brokers’ Fees and Expenses.................................................................................39

Section 5.27	Opinion of Company Financial Advisor...............................................................39

ARTICLE VI
Covenants Relating to Conduct of Business

Section 6.01	Conduct of Business by the Company..................................................................39

Section 6.02	No Control...........................................................................................................43

Section 6.03	No Solicitation by the Company; Company Recommendation............................43

ARTICLE VII
Additional Agreements

Section 7.01	Certain Filings.....................................................................................................48

Section 7.02	Access to Information; Confidentiality; Cooperation..........................................48

Section 7.03	Efforts to Consummate........................................................................................49

Section 7.04	Third-Party Consents..........................................................................................52

Section 7.05	Indemnification, Exculpation and Insurance.......................................................52

Section 7.06	Notification of Certain Matters; Transaction Litigation.......................................54

Section 7.07	Section 16 Matters...............................................................................................54

Section 7.08	Stock Exchange De-listing..................................................................................54

Section 7.09	14d-10.................................................................................................................54

Section 7.10	Public Announcements........................................................................................55

Section 7.11	Director and Officer Resignations.......................................................................55

Section 7.12	Employment and Company Benefits...................................................................55

Section 7.13	Merger Sub; Parent Subsidiaries..........................................................................57

Section 7.14	Convertible Notes ...............................................................................................57

Section 7.15	Certain Indebtedness...........................................................................................58

ARTICLE VIII
Conditions Precedent

Section 8.01	Conditions to Each Party’s Obligation to Effect the Merger................................58

ARTICLE IX
Termination, Amendment and Waiver

Section 9.01	Termination.........................................................................................................59

Section 9.02	Effect of Termination...........................................................................................60

Section 9.03	Fees and Expenses...............................................................................................61

Section 9.04	Amendment ........................................................................................................62

Section 9.05	Extension; Waiver...............................................................................................62

ARTICLE X
General Provisions

Section 10.01	Nonsurvival of Representations and Warranties...................................................62

Section 10.02	Acknowledgment of Disclaimer of Other Representations and Warranties.........62

Section 10.03	Notices................................................................................................................63

Section 10.04	Definitions ................................................................................................................................64

Section 10.05	Interpretation ......................................................................................................73

Section 10.06	Severability.........................................................................................................74

Section 10.07	Counterparts........................................................................................................74

Section 10.08	Entire Agreement; No Third-Party Beneficiaries.................................................74

Section 10.09	Governing Law; Consent to Jurisdiction..............................................................74

Section 10.10	Assignment.........................................................................................................75

Section 10.11	Specific Performance..........................................................................................75

Section 10.12	Non-Recourse.....................................................................................................76

Section 10.13	WAIVER OF JURY TRIAL.................................................................................76

Annexes
Annex I    Conditions to the Offer

Exhibits

Exhibit A    Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 10, 2019, among Carbonite, Inc., a Delaware corporation (the “Company”), Open Text Corporation, a Canadian corporation (“Parent”), and Coral Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a cash tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $23.00 (such amount, or any other amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with this Agreement, being hereinafter referred to as the “Offer Price”), net of withholding of Taxes as provided in Section 3.02(g) and without interest, all upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, as soon as practicable following the Acceptance Time (as defined herein), upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions contained herein, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL, and (iv) determined, upon the terms and subject to the conditions contained herein to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;
WHEREAS, the board of directors of Merger Sub has approved and declared advisable, and each of the board of directors of Parent and Parent as the sole stockholder of Merger Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the Merger and the Offer, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.04.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
The Offer
Section 1.01The Offer
.
(a)Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article IX, as promptly as practicable after the date hereof (but in no event later than ten (10) Business Days after the date hereof), Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash any and all outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled or converted pursuant to Section 3.01(b)) at the Offer Price (subject to Section 3.01(d)). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms and conditions of the Offer as set forth in this Agreement and in Annex I (the “Offer Conditions”). The consummation of the Offer, and the obligation of Merger Sub to accept for payment and pay for Company Common Stock tendered pursuant to the Offer, shall be subject only to the terms and conditions of this Agreement and to the satisfaction, or waiver by Merger Sub, of the Offer Conditions.

(b)Terms and Conditions. To the extent permitted by Law, Merger Sub expressly reserves the right (in its sole discretion) to waive any of the conditions to the Offer, and to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company (in its sole discretion), Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, the Termination Condition or the other conditions set forth in clause (b)(i), (ii) or (iii) of Annex I, (v) impose conditions to the Offer that are in addition to the Offer Conditions set forth in Annex I hereto or amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Company Common Stock, (vi) except as provided in Section 1.01(c) or Section 1.01(d), terminate, accelerate, extend or otherwise modify or amend the Expiration Date, or (vii) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

(c)Expiration and Extension of the Offer. Unless extended in accordance with the terms of this Agreement, the Offer shall expire at one minute after 11:59 PM (Eastern time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such date and time, the “Initial Expiration Date”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”). Merger Sub may extend the Expiration Date at any time with the Company’s written consent. Notwithstanding anything to the contrary in this Agreement, but subject to Article IX:

(i)Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer (A) for any period required by any Law or rules, regulations, interpretations or positions of the SEC or its staff or NASDAQ applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) and (B) in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree in writing), until all waiting periods (and any extensions thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related Laws shall have expired or been terminated; and

(ii)if, as of any Expiration Date, any Offer Condition is not satisfied and has not been waived, Merger Sub may, without the Company’s consent, extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree in writing), until such time as all Offer Conditions are satisfied or waived;

provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the End Date and the valid termination of this Agreement in compliance with Article IX. If, (A) as of any Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived by Merger Sub in its sole discretion, or (B) as of any Expiration Date, all Offer Conditions have been satisfied or waived by Merger Sub in its sole discretion, other than the Minimum Condition, then on every occasion under clause (A) and on no more than three (3) occasions under clause (B), at the request of the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for an additional period of up to ten (10) Business Days (or such longer period as the parties hereto may agree) to permit such Offer Condition(s) to be satisfied; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Merger Sub’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case beyond the earlier of the End Date and the termination of this Agreement. Nothing in this Section 1.01(c) shall be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX.

(d)Termination of the Offer. Merger Sub shall not terminate the Offer prior to its Expiration Date (as it may be extended and re-extended in accordance with Section 1.01(c)) without the prior written consent of the Company, except if this Agreement has been terminated in accordance with ýArticle IX. If this Agreement is terminated in accordance with Article IX, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof and Merger Sub shall not (and

Parent shall cause Merger Sub not to) accept any shares of Company Common Stock pursuant to the Offer.

(e)Payment for Company Common Stock. Subject only to the satisfaction or waiver of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) promptly after (and no later than the first (1st) Business Day after) the Expiration Date accept for payment all shares of Company Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer (the time of such acceptance the “Acceptance Time”) and promptly after the Acceptance Time pay for such shares (and in any event no later than the third (3rd) Business Day after the Acceptance Time pay for substantially all such shares); provided, however, that without the prior written consent of the Company (in its sole discretion), Merger Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Merger Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. Without limiting the generality of the foregoing or of Section 7.13, Parent shall provide or cause to be provided to Merger Sub on a timely basis all of the funds necessary to pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to accept in the Offer and to purchase pursuant to the Offer and this Agreement, and shall cause Merger Sub to perform all of Merger Sub’s obligations under this Agreement. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the holder thereof in cash, without interest, and net of applicable withholding of Taxes as provided in Section 3.02(g).

(f)Schedule TO and Offer Documents. As soon as practicable on the date of the commencement of the Offer in accordance with Section 1.01(a), Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and any schedule or form required to be filed pursuant to the Instructions to Schedule TO (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). Merger Sub may, but shall not be required to, provide guaranteed delivery procedures for the tender of shares of Company Common Stock in the Offer; provided, however, that if Merger Sub provides guaranteed delivery procedures, for purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall include for purposes of its determination thereof shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures (and such shares of Company Common Stock shall be deemed to be validly tendered) if and only if shares of Company Common Stock subject to such guarantees have been received by, or on behalf of, Merger Sub as of the Expiration Date. Parent and Merger Sub agree to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by federal securities Laws, including the Exchange Act. Parent and Merger Sub shall cause the Offer Documents to (i) comply in all material respects with the applicable requirements of the Exchange Act and (ii) as of the date first filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger

Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law, and Parent and Merger Sub agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Company Common Stock, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Except following an Adverse Recommendation Change, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Merger Sub shall consider in good faith any comments from the Company or its counsel. In addition, except following an Adverse Recommendation Change, Parent and Merger Sub shall provide in writing to the Company and its counsel any written comments or other material written communications (and shall orally describe any oral comments or other material oral communication), that Parent and Merger Sub or their counsel may receive from time to time from the SEC or its staff or any other Governmental Entity with respect to the Schedule TO or the Offer Documents promptly after receipt, and any written or oral responses thereto. Except following an Adverse Recommendation Change, the Company and its counsel shall be given a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Entity or its staff, including a reasonable opportunity to review and comment on any such responses, which comments Parent and Merger Sub shall consider in good faith. Parent and Merger Sub shall use commercially reasonable efforts to respond promptly to any such comments.

Section 1.02Company Actions

(a)Schedule 14D-9. On the date that the Offer Documents are filed with the SEC, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.03, contain the Company Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Company Common Stock, as and to the extent required by federal securities Laws, including the Exchange Act. The Company shall cause the Schedule 14D-9 to (i) comply in all material respects with applicable requirements of the Exchange Act and (ii) as of the date first filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Common Stock, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Except for a filing on Schedule 14D-9 to disclose an Adverse Recommendation Change, Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider in good faith any comments from Parent, Merger Sub or their counsel. In addition, except following an Adverse Recommendation Change (and except for comments or communications relating to a filing on Schedule 14D-9 to disclose an Adverse Recommendation Change), the Company shall provide in writing to Parent, Merger Sub and their counsel any written comments or other material written communications (and shall orally describe any oral comments or other material oral communication), that the Company or its counsel may receive from time to time from the SEC or its staff or any other Governmental Entity with respect to the Schedule 14D-9 promptly after receipt, and any written or oral responses thereto. Except following an Adverse Recommendation Change (and except for responses relating to a filing on Schedule 14D-9 to disclose an Adverse Recommendation Change), Parent, Merger Sub and their counsel shall be given a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Entity or its staff, including a reasonable opportunity to review and comment on any such responses, which comments the Company shall consider in good faith. The Company shall use commercially reasonable efforts to respond promptly to any such comments.

(b)Company Information. In connection with the Offer the Company shall, or shall cause its transfer agent to, promptly (and in any event no later than five (5) Business Days after the date hereof) furnish to Merger Sub and Parent a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions) and such other assistance as Parent, Merger Sub or their agents may reasonably request from time to time in connection with the Offer and the Merger. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement (provided, for the avoidance of doubt, that the Company consents to the use by Parent and Merger Sub of such information as is necessary to communicate the Offer and the Merger to the holders of Company Common Stock, and acknowledges that such use does not constitute a breach of any provision of the Confidentiality Agreement), (ii) use such information only in connection with the Offer and the Merger, and (iii) if this Agreement is terminated pursuant to Article IX, Parent and Merger Sub shall deliver (and shall use their respective commercially reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

ARTICLE II
The Merger

Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL.

Section 2.02    Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116 at 8:00 a.m., New York City time, on the date of the consummation of the Offer, subject to satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03    Effective Time. Concurrently with the Closing, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger have been duly filed with the Delaware Secretary, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04    Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.05    Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.05(a). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.05(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

Section 2.06    Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III
Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 3.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock or shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation, other than shares of the Surviving Corporation issued pursuant to Section 3.01(b)(iii). From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b)Cancellation of Treasury Stock; Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

(i)Each share of Company Common Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)Each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)Each share of Company Common Stock that is owned by any direct or indirect wholly owned Company Subsidiary or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)Conversion of Company Common Stock. Subject to Sections 3.02 and 3.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving

Corporation in accordance with Section 3.01(b) and shares of restricted Company Common Stock to be canceled and converted in accordance with Section 3.04(c)) shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”) and net of any withholding. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)Adjustments to the Offer Price and Merger Consideration. Without limiting the restrictions set forth in Section 6.01, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Offer Price and the Merger Consideration will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.02    Exchange of Certificates; Payment Fund

(a)Depository Agent and Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Company Common Stock to receive the aggregate Offer Price to which such holders shall become entitled pursuant to ýSection 1.01(a) and to act as agent (the “Paying Agent”) for the holders of Company Common Stock to receive the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 3.01(c). Immediately prior to the Acceptance Time, Parent shall deposit with the Depository Agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to Section 1.01(e). Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 3.01(c). All such cash deposited pursuant to this Section 3.02(a) is hereinafter referred to as the “Payment Fund.”

(b)Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock who is entitled to receive the Merger Consideration pursuant to Section 3.01(c) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c)Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(c). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon and net of any withholding, that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 3.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d)No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 3.02(e), if, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(e)No Liability. Any portion of the Payment Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) twelve (12) months after the Effective Time will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) for the Merger Consideration in accordance with Section 3.02(c) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and net of applicable withholding of Taxes as provided in Section 3.02(g), in respect of such holder’s surrender of their Certificates formerly representing shares of Company Common Stock; provided, that none of the Company, Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(f)Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate Merger Consideration payable pursuant to Section 3.01(c), Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(g)Withholding Rights. Each of Parent, the Depository Agent and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock and any holder of an award described in Section 3.04 pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate taxing authority. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(h)Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that Merger Sub may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.03    Dissenting Shares.

(a)Notwithstanding anything to the contrary contained in this Agreement, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b)The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments, notices or demands served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.04    Company Stock Awards; Company ESPP.

(a)No Assumption of Awards. No Company Stock Options, Company RSUs or Performance-Vesting Awards shall be continued, converted, assumed or replaced by the Surviving Corporation in connection with the transactions contemplated hereby.

(b)Company Stock Options. As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable) shall be canceled and converted into the right of the holder thereof to receive from the Company an amount in cash payable as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth (15th) day after the Closing Date) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Each Company Stock Option with a per share exercise price equal to or greater than the Merger Consideration shall be canceled without consideration as of the Effective Time.

(c)Company RSUs and Restricted Stock. Effective as of the Effective Time, each then outstanding Company RSU shall be canceled and converted into the right of the holder thereof to receive a cash payment from the Company payable as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth (15th) day after the Closing Date) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company RSU. Each award of restricted Company Common Stock shall become fully vested immediately prior to the

Effective Time and the holder thereof shall be entitled to receive the Merger Consideration from the Company as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth (15th) day after the Closing Date).

(d)Performance-Vesting Awards.

(i)With respect to each Performance-Vesting Award for which the applicable performance period has ended prior to the Effective Time, such award shall be treated for all purposes as a Company RSU under Section 3.04(c) and the number of shares of Company Common Stock subject to such award shall be the number of shares earned based on actual performance during the applicable performance period.

(ii)With respect to each Performance-Vesting Award the vesting of which is based upon the attainment of annual recurring revenue and adjusted EBITDA targets and with respect to which the applicable performance period is ongoing immediately prior to the Effective Time, the number of shares subject to such award shall be the number determined based on attainment of 100% of target for both metrics and such award shall otherwise be treated for all purposes as a Company RSU under Section 3.04(c) with respect to such number of shares of Company Common Stock.

(iii)With respect to each Performance-Vesting Award the vesting of which is based upon relative total shareholder return with respect to the Company Common Stock over a specified period and with respect to which the applicable performance period is ongoing immediately prior to the Effective Time, the Company Board shall, prior to the Effective Time, determine in good faith and in consultation with Parent the number of shares of Company Common Stock earned under such award in accordance with the applicable award agreement and such award shall otherwise be treated for all purposes as a Company RSU under Section 3.04(c) with respect to such number of shares of Company Common Stock.

(e)Company ESPP. Prior to the Effective Time, the Company will take all necessary and appropriate actions so that (i) all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, upon the earlier of (x) immediately prior to the Effective Time and (y) the last day of the Offering Period (as defined in the Company ESPP) in progress as of the date of this Agreement (the “Final Offering”), (ii) no employee who is not a participant in the Company ESPP as of the end of the Business Day immediately prior to the date hereof may become a participant in the Company ESPP and no current participant may increase the amount of his or her participation or payroll deduction election from that in effect on the date hereof, (iii) the Company ESPP shall be terminated immediately prior to the Effective Time and (iv) no further purchase rights are granted under the Company ESPP following the Final Offering.

(f)Section 409A. To the extent that any award described in this Section 3.04 constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(g)Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.04, including making any determinations and/or adopting resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary. Notwithstanding anything to the contrary set forth herein, as of the Effective Time, the Company RSUs described in Items 1 and 2 of Section 6.01(i) of the Company Disclosure Letter will be treated in accordance with the terms set forth in Items 1 and 2 of Section 6.01(i) of the Company Disclosure Letter.

Section 3.05    Necessary Further Actions. Each of the Company, Parent and Merger Sub agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Acceptance Time without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause their respective Affiliates and Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.01    Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.02    Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger, the Offer and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger and the Offer) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger, the Offer and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03    No Conflicts; Consents.

(a)The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger, the Offer and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written and legally binding contract, lease, license, indenture, note, bond, agreement, undertaking or other instrument (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.03(b), any judgment, decree, decision, injunction, ruling, writ or other similar order (“Order”) or statute, law, ordinance, rule, regulation, code, treaty, or other pronouncement having the effect of law, including common law (“Law”) enacted, issued, promulgated, enforced or entered by any Governmental Entity, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)No consent, approval, clearance, waiver or order (each a “Consent”) of or from, or registration, declaration, notice or filing made to or with any government, court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether federal, national, state, provincial or local and whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or its Affiliates in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, the Offer and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) such other Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary and (iii) such other matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.04    Financial Capability. Parent has available sufficient cash or other sources of immediately available funds to pay all amounts payable pursuant to Article III (including all amounts required  to pay any Indebtedness of the Company and the Company Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and any premiums and fees incurred in connection therewith) and the payment of all fees, costs and expenses to be paid by Parent or Merger Sub related to the transactions contemplated by this Agreement.  Parent’s obligations hereunder are not subject to any conditions regarding Parent’s ability to obtain financing for the Merger.

Section 4.05    Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 and any other documents to be filed with the SEC by the Company in connection with the transactions contemplated hereby (and any amendment thereof or supplement thereto) shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will, when filed with the SEC or at any time they are amended or supplemented or on the date first disseminated to the Company’s stockholders, comply as to form in all material respects with the provisions of the Exchange Act and all other applicable Laws. The Offer Documents, when filed with the SEC or at any time they are amended or supplemented or on the date first disseminated to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based on information supplied to Parent or any of its Representatives by the Company or any of its Representatives for inclusion or incorporation by reference therein.

Section 4.06    Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect, taken as a whole, nor is there any Order outstanding against or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect.

Section 4.07    Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any contract, agreement, arrangement or understanding, pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any third party has agreed to provide equity capital, directly or indirectly, to Parent or Merger Sub to finance in whole or in part the Merger.

Section 4.08    Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its affiliates.

Section 4.09    Capitalization of Merger Sub. As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares, $0.001 par value per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 4.10    Ownership of Company Common Stock. Neither Parent nor Merger Sub, nor any “affiliate” or “associate” of either of the foregoing, is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. Neither Parent nor any of its Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.11    Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary. Parent and Merger Sub are Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement, Parent, the Surviving Corporation and each of the Surviving Corporation’s Subsidiaries will, after giving effect to all of the transactions contemplated by this Agreement (including the payment of the aggregate amounts payable pursuant to Article III and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement), be Solvent at and after the Closing.

Section 4.12    Management Agreements. Other than this Agreement, as of the date hereof, there are no contracts, agreements, arrangements or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

ARTICLE V
Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after June 30, 2018 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” and qualitative disclosures under the heading “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being acknowledged that nothing disclosed in a Filed Company SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 5.03 or the first sentence of Section 5.08) or (ii) as set forth in the corresponding section or subsection of the Company Disclosure Letter (and each other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent on its face that such section or subsection is relevant to other statements in this Article V).
Section 5.01    Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

Section 5.02    Company Subsidiaries.

(a)All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary (except, in the case of the Company Subsidiaries set forth on Section 5.02(a) of the Company Disclosure Letter, for de minimis equity interests held by another Person as required under applicable Law of jurisdictions outside the United States), free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Except as set forth in this Section 5.02(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, or any other obligation of such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary or (z) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary. Section 5.02(a) of the Company Disclosure Letter contains a complete and accurate list as of the date of this Agreement of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b)Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

(c)Neither the Company nor any of its Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than Subsidiaries of the Company or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

Section 5.03    Capital Structure.

(a)The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock, and 6,000,000 shares of Preferred Stock (the “Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on November 8, 2019 (the “Capitalization Date”), (i) 35,012,030 shares of Company Common Stock were issued and outstanding (of which 67,033 shares were subject to vesting restrictions pursuant to the Company Stock Plans); (ii) 2,668,786 shares of Company Common Stock were issued and held in treasury; (iii) no shares of Preferred Stock were issued and outstanding; (iv) 1,529,189 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans; (v) 669,899 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options; (vi) 2,878,197 shares of Company Common Stock were subject to outstanding Company RSUs and 706,065 shares of Company Common Stock were subject to outstanding Performance-Vesting Awards assuming all applicable performance measures were satisfied at maximum levels of performance; (vii) 346,984 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and (viii) 7,371,788 shares of Company Common Stock were reserved for future issuance upon conversion of the Convertible Notes. Since the Capitalization Date, the Company has not issued any Company Stock Options, Company RSUs or Performance-Vesting Awards or other equity or equity-based awards. Except as set forth in this Section 5.03(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from the Company, or any other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or (z) any rights issued by, or other obligations of, the Company that are linked in any way to the price of any class of Company Capital Stock, the value of the Company or any part of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company. Section 5.03(a) of the Company Disclosure Letter sets forth an accurate list, as of the Capitalization Date, of each outstanding Company Stock Award, in each case specifying the employee ID of the holder, the type of award, the number of underlying shares of Company Common Stock, the date of grant, and, if applicable, the exercise price per share of Company Common Stock and the expiration date.

(b)All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued (i) upon the exercise of Company Stock Options, (ii) upon the vesting or settlement of Company RSUs pursuant to the Company Stock Plans and applicable award agreements, (iii) under the Company ESPP or (iv) upon conversion of the Convertible Notes pursuant to the Indenture, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with applicable Law, the terms of the applicable Company Stock Plans and award agreements thereunder or the Company ESPP, as applicable, and any policy of the Company or Company Board (including any committee thereof) relating to the grant of such awards or rights. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (x) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (y)

required tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (z) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary. Except for the Convertible Notes, there are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.

Section 5.04    Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, the Offer and the other transactions contemplated by this Agreement. The Company Board has, by resolutions duly adopted by the requisite vote of the directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, are advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, are fair to and in the best interests of the Company and its stockholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Offer, (d) assuming the accuracy of the representations and warranties set forth in Section 4.10, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, the Offer, this Agreement and the transactions contemplated hereby, and (e) resolved, upon and subject to the terms and conditions herein (including Section 6.03), to recommend that its stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (such recommendation, the “Company Recommendation”) (provided that any Adverse Recommendation Change by the Company Board in accordance with Section 6.03(d) shall not be a breach of the representation in this sentence). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05    No Conflicts; Consents.

(a)The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger, the Offer and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company

Bylaws or the governing or organizational documents of any Company Subsidiary; (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.05(b), any Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, the Offer and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Schedule 14D-9, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger, the Offer and the other transactions contemplated by this Agreement; (ii) (A) compliance with and filings under the HSR Act and (B) such other Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and the Company Subsidiaries are qualified to do business; (iv) compliance with NASDAQ rules and regulations; and (v) such other matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 5.06    Company SEC Documents; Undisclosed Liabilities.

(a)The Company has timely furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2018 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).

(b)Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2018 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(d)Neither the Company nor any the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(e)Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2018 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Merger, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2018 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than those that individually or in the aggregate, would not have a Company Material Adverse Effect.

(f)The Company and the Company Subsidiaries have established and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting, including assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) receipts and expenditures are executed in accordance with the authorization of management and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. The Company has, in material compliance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer of the Company and the principal financial officer of the Company by others within those entities. There has not been and is not (A) “significant deficiency” or “material weakness” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g)The Company’s “disclosure controls and procedures” (as defined in Rules 13a 15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(h)Since December 31, 2017, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(i)The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

Section 5.07    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will, when filed with the SEC or at any time it is amended or supplemented or at the time it is first published, comply as to form in all material respects with the provisions of the Exchange Act and all other applicable Laws. The Schedule 14D-9, when filed with the SEC or at any time it is amended or supplemented or at the time it is first published, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company or any of its Representatives by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.

Section 5.08    Absence of Certain Changes or Events. From and after December 31, 2018, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had a Company Material Adverse Effect. From December 31, 2018 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 5.09    Taxes.

(a)Each of the Company and each Company Subsidiary has: (i) timely filed or caused to be filed, taking into account any extensions, all income Tax Returns and all other material Tax Returns required to have been filed on or prior to the Closing Date, and such Tax Returns are accurate and complete in all material respects; (ii) paid all material Taxes required to have been paid by it on or prior to the Closing Date other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP.

(b)No material deficiency for any Tax has been asserted or assessed in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or accrued for or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP nor has the Company or any Company Subsidiary executed any waiver or extension of any statute of limitations for the assessment or collection of any Tax.

(c)There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any Company Subsidiary, or as to which the Company or any Company Subsidiary has received written notice.

(d)Each of the Company and each Company Subsidiary has complied with all applicable Tax Laws with respect to the withholding of Taxes with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(e)No Liens for Taxes have been filed or exist against the Company or any of the Company Subsidiaries, except for Permitted Liens.

(f)No claim has been received in writing by the Company or any Company Subsidiary from any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(g)For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, none of the Company or any Company Subsidiary (i) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or (ii) has been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. Neither the Company nor any Company Subsidiary will have any liability to make any payment pursuant to Section 965 of the Code after the Closing.

(h)Neither the Company nor any Company Subsidiary has any “extraordinary disposition account” in respect of any share of stock (or other instrument treated as equity for U.S. tax purposes) in a “controlled foreign corporation” (including another Company Subsidiary) and no “extraordinary reduction” has occurred with respect to any such share of stock or other instrument, in each case as defined in Treasury Regulations section 1.245A-5T, and there is no “hybrid deduction account” with respect to any such share of stock or other instrument as defined in Proposed Treasury Regulations section 1.245A(e)-1.

(i)Neither the Company nor any Company Subsidiary (i) has any application pending with the IRS requesting permission for any changes in accounting methods; or (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing under any provision of federal, state, local or foreign Tax Law or by agreement with any Governmental Entity as a result of (A) an installment sale or open transaction disposition made on or prior to the date of the Closing, (B) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the date of the Closing, (C) the utilization of dual consolidated losses described in Treasury Regulation issued under Section 1503(d) of the Code on or prior to the date of the Closing (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law), or (D) any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law). Section 5.09 of the Company Disclosure Letter lists any “gain recognition agreement” described in Treasury Regulations issued under Section 367 of the

Code (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law) entered into by the Company or any Company Subsidiary that remains in effect.

(j)None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(k)None of the Company or any Company Subsidiary (i) is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent) or (ii) has been required to reduce any tax attributes under Treasury Regulations section 1.1502-36(d).

(l)Within the past two (2) years, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(m)None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (b)(2).

(n)Section 5.09 of the Company Disclosure Letter identifies each Subsidiary for which an election has been made under Treasury Regulation Section 301.7701-3 as well as the U.S. federal tax status of such entity and the effective date of such election.

(o)The Company and each Company Subsidiary are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Company Subsidiary, as the case may be, does business. None of the transactions between the Company or any Company Subsidiary and other related Persons is subject to any material adjustment, apportionment, allocation or recharacterization under any Law, and all such transactions have been effected on an arm’s length basis.

(p)Nothing in this Agreement (including this Section 5.09) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any Company Subsidiary.

Section 5.10    Benefits Matters; ERISA Compliance.

(a)Section 5.10 of the Company Disclosure Letter sets forth a list identifying all material Company Benefit Plans. The Company has delivered or made available to Parent (if applicable) copies of (i) all material Company Benefit Plans; (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) filed with the United States Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan; (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required; (iv) each material trust agreement, group annuity contract or other funding mechanism relating to any Company Benefit Plan; and (v) all material determination letters or opinion letters in respect of any Company Benefit Plan issued by the IRS. For purposes of this Agreement, “Company Benefit Plans” means, collectively, all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other pension, retirement, incentive compensation, deferred compensation, equity or equity-based compensation, employment, severance, retention, change in control, disability, death benefit, hospitalization or medical plans, programs, arrangements, agreements or contracts maintained, sponsored or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party or with respect to which the Company or any Company Subsidiary has any obligation to contribute.

(b)Each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code has received a favorable determination letter or opinion letter from the IRS to that effect, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(c)No Company Benefit Plan is, and none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates, during the six (6) years prior to the date hereof has maintained, contributed to, been required to contribute to or otherwise had any liability with respect to (i) any plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. Neither the Company nor any Company Subsidiary has any material liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d)No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment other than for continuation coverage required under Section 4980(B)(f) of the Code or similar applicable Law.

(e)Each Company Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and is in material compliance with ERISA (if applicable), the Code and all other applicable Laws. All material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full.

(f)Except as expressly provided by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to severance pay or any other payment; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer or employee; or (iii) accelerate the time of payment or vesting of amounts due any such director, officer or employee. The Company has provided Parent with calculations setting forth, with respect to each “disqualified individual” (within the meaning of Section 280G of the Code), a reasonable estimate of any payments (whether in cash or property or the vesting of property) that would reasonable be expected to, individually or in combination with any other such payment, constitute “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). Neither the Company nor any Company Subsidiary has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(g)Each Company Benefit Plan maintained by the Company or any Company Subsidiary that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 5.11    Litigation. There is no, and since December 31, 2017 there has been no, suit, action, arbitration, audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any present or former officer or director of the Company that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole, nor is there any Order outstanding against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.12    Compliance with Applicable Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since December 31, 2017, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since December 31, 2017, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Laws applicable thereto. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Entity since December 31, 2017 alleging that the Company or any of the Company Subsidiaries is not in material compliance with any Law applicable to the Company or such Company Subsidiary, as applicable.

Section 5.13    Material Permits. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries possesses all material Permits that are necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all such Permits are in full force and effect, and no event has occurred that would reasonably be expected to result in material default (with or without notice or lapse of time or both) under, or the revocation, cancellation, non-renewal or adverse modification of, any such Permit, nor has the Company received any written notice thereof.

Section 5.14    Contracts.

(a)As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)Section 5.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:
(i)each Contract to which the Company or any of the Company Subsidiaries is a party that purports to restrict in any material respect the ability of the Company or any Company Subsidiaries to (A) compete in any line of business or geographic area or (B) solicit any customers or individuals for employment, in each case that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii)each Contract that relates to the creation, incurrence, assumption or guarantee of Indebtedness in excess of $2,000,000 (other than any Indebtedness described in clause (iii) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(iii)each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;
(iv)each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, (A) any present executive, officer or director of either the Company or any of the Company Subsidiaries or (B) to the Knowledge of the Company, any affiliate of any such executive, officer or director (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents and other than any Company Benefit Plan;

(v)any labor, collective bargaining agreement or similar agreement with any collective bargaining representative, works council or industry trade group;

(vi)each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (x) with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement and (y) involving consideration in excess of $1,000,000;

(vii)each material Contract pursuant to which the Company or any of the Company Subsidiaries (A) grants any material license to any Person to use any of the Company Intellectual Property or (B) receives any material license from any Person to use the Intellectual Property Rights of a third party, excluding any Contract pursuant to which the Company or any Company Subsidiary receives any license to use any Off-the-Shelf Software or any non-exclusive licenses entered into with customers in the ordinary course of business;

(viii)each material research or development agreement (whether related to singular or joint research and/or development);

(ix)each Contract with a third party to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or such Company Subsidiary during calendar year 2019 or any subsequent twelve (12)-month period of at least $500,000;

(x)each Contract with a third party to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments to the Company or such Company Subsidiary during calendar year 2019 of at least $500,000;

(xi)any Contract pursuant to which the Company or any Company Subsidiary grants any third party any “most favored nation” or similar most favored customer status, or rights of first or last offer, negotiation or refusal, in each case, that cannot be cancelled by the Company or any Company Subsidiary without penalty upon less than ninety (90) days’ notice and which is material to the Company and the Company Subsidiaries, taken as a whole;

(xii)any Contract that requires or otherwise relates to any future capital expenditures by the Company or any of the Company Subsidiaries in excess of $500,000 individually or $1,000,000 in the aggregate;

(xiii)any Contract between the Company or any Company Subsidiary and a U.S. federal or state Governmental Entity of which the Company has Knowledge, pursuant to which the Company or any Company Subsidiary provides any goods or services;

(xiv)any Contract with a third party that provides for indemnification or assumption of liability by the Company or any Company

Subsidiary without limit as to aggregate amount but excluding any such Contract with resellers, customers or suppliers;

(xv)any hedging, swap, derivative or similar Contract; and

(xvi)any Contract that involves any resolution or settlement of any actual or threatened suit, action or proceeding (x) with a value in excess of $500,000 individually, (y) that provides for any injunctive or other non-monetary relief or (z) pursuant to which the Company or any of the Company Subsidiaries have any other continuing obligations, liabilities or restrictions.
Each Contract described in this Section 5.14(b) and each Filed Company Contract, in each case, is referred to herein as a “Material Contract.”
(c)Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Material Contract is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clause (i), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel or materially modify to the detriment of the Company or the Company Subsidiaries, any Material Contract, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.15    Properties.

(a)Neither the Company nor any Company Subsidiary owns any real property.

(b)Section 5.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all real property that is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable (such property, the “Leased Real Property”), and sets forth a list of any and all leases, subleases, sub-subleases, licenses, sublicenses and occupancy agreements and purchase options for the use of the Leased Real Property to which the Company or any Company Subsidiary is a party with respect thereto (collectively, including all modifications and amendments thereto, the “Real Estate Leases”). The Company and/or one of the Company Subsidiaries, as the case may be, have and own good, valid and subsisting leasehold interests in the Leased Real Property under each Real Estate Lease, subject to proper authorization and execution of such Real Estate Lease by the other party thereto and Permitted Liens, except in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. True and complete copies of all Real Estate Leases have been made available to Parent.

(c)Each Real Estate Lease (i) is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries.

(d)There is no existing material default or event of default by the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, any other party thereto, under any Real Estate Lease, nor, to the Knowledge of the Company, any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any Subsidiary (as applicable) or any other party thereto.

(e)The Leased Real Property constitutes all of the real property occupied or otherwise used by the Company and the Company Subsidiaries as of the date hereof. The Leased Real Property is in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and is adequate and suitable for its current uses and purposes. There are no physical conditions or defects on any part of the Leased Real Property that would materially impair or would be reasonably expected to materially impair the continued operation of the business of the Company and the Company Subsidiaries as presently conducted at such Leased Real Property.

Section 5.16    Intellectual Property Rights.

(a)Section 5.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries, specifying in each case as applicable, the title, status, application and registration numbers, jurisdiction and record owner thereof. Each such material registration and application is, as of the date hereof, subsisting and, to the Knowledge of the Company, each such material registration is valid and enforceable.

(b)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights used in the conduct of the business of the Company and the Company Subsidiaries, and will continue to own, be licensed, or have the right to use such Intellectual Property Rights; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the sole and exclusive owner of all material Company

Intellectual Property, in each case free and clear of all Liens other than Permitted Liens. Neither the Company nor any Company Subsidiary has received, in the two (2) years preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property.

(c)The operation of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of third parties, and there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the use of Intellectual Property Rights by the Company or the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties that, in each case, individually or in the aggregate, would have a Company Material Adverse Effect. Solely with respect to past infringement, misappropriation, dilution or any other violation that as of the date hereof is no longer existing, in the six (6) years preceding the date hereof, the operation of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated, diluted or otherwise violated any (x) Intellectual Property Rights (other than Patents) of third parties or (y) to the Knowledge of the Company, any Patents of third parties. The foregoing representations and warranties in this Section 5.16(c) are the sole representations and warranties herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d)To the Knowledge of the Company, as of the date hereof, the Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e)Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Software products or Software developed or owned by the Company and the Company Subsidiaries incorporate any Open Source Software in a manner that could: (i) require material source code owned by the Company or the Company Subsidiaries to be disclosed, licensed, publicly distributed, or dedicated to the public, (ii) require the licensing of any such Software product or Software for the purpose of making derivative works, or (iii) impose limitations on the Company’s or any Company Subsidiaries’ ability to charge consideration for the distribution, or restrict further distribution, of such Software product or Software.

(f)Neither the Company nor any of the Company Subsidiaries has (i) disclosed, delivered or licensed (or agreed to disclose, deliver or license) to any Person that is not an Affiliate or (ii) permitted the disclosure or delivery to any escrow agent or other Persons that are not Affiliates of the Company any Company Source Code (other than, in each case, disclosure, delivery or licensing of Company Source Code to employees, consultants or other service providers of the Company or any Company Subsidiary whose rights to use Company Source Code are limited to use for the benefit of the Company or the Company Subsidiaries and subject to reasonable confidentiality restrictions), which disclosure, delivery or license would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no

event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure or delivery by the Company or any of the Company Subsidiaries of any Company Source Code to any Person that is not an Affiliate of the Company or any of the Company Subsidiaries, which disclosure or delivery would have a Company Material Adverse Effect.

(g)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Person who participated in the development of Intellectual Property Rights for or on behalf of the Company or any of the Company Subsidiaries has executed and delivered a written Contract with the Company or one of the Company Subsidiaries that assigns to the Company or one of the Company Subsidiaries all such Intellectual Property Rights. Without limiting the foregoing, no such Person owns, or has any right, claim, interest or option (including the right to further remuneration or consideration) with respect to, any Company Intellectual Property.

(h)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all of the Company’s IT Systems are in good working order and condition and are sufficient for the purposes for which they are used in the businesses of the Company and the Company Subsidiaries. The Company and each of the Company Subsidiaries has established and maintains appropriate disaster recovery plans consistent in all material respects with: (i) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company and/or any of the Company Subsidiaries or its or their customer(s), (ii) all applicable Laws, (iii) all Material Contracts (including customer contracts), and (iv) all policies of the Company and the Company Subsidiaries relating to IT Systems security. The Company and each of the Company Subsidiaries carries out periodic audits and tests of its disaster recovery plans and is otherwise in full compliance with its disaster recovery plans in all material respects. Except as would not have a Company Material Adverse Effect, none of the Software products (or any Software therein) contains any computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, time bomb or similar contaminant.

(i)Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries have been, since November 1, 2017, in compliance with all applicable Laws, all applicable contractual obligations and all policies of the Company and the Company Subsidiaries relating to privacy, data protection, and the collection and use of Personal Data processed by the Company and the Company Subsidiaries, (ii) the Company and the Company Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Data, (iii) there has been no unauthorized access to, exfiltration, disclosure or theft of any Personal Data processed by the Company or any of the Company Subsidiaries nor any breach, disruption or misuse of IT Systems, and (iv) the Company and the Company Subsidiaries have not received any written notice or claim alleging a violation of any Privacy Law, contractual obligations relating to privacy or Personal Data or any policy of the Company or any of the Company Subsidiaries relating to privacy or Personal Data.
(j)Except as would not have a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries have implemented reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information that the Company and the Company Subsidiaries intend to maintain as trade secrets or confidential information and (ii) there has not been any intentional or unintentional disclosure or other release of any trade secrets or confidential information of the Company and the Company Subsidiaries to any third party in a manner that has resulted or is likely to result in the loss of trade secret or rights in and to such information that the Company and the Company Subsidiaries intend to maintain as trade secrets.

Section 5.17    Labor Matters. None of the Company or the Company Subsidiaries is party to any collective bargaining or works council agreement (each a “Collective Agreement”) covering any of its employees, other than industry-wide agreements outside of the U.S. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) with respect to employees of the Company or any Company Subsidiary: (i) there are no labor-related strikes, walkouts, lockouts or other material work stoppages pending or, to the Knowledge of the Company, threatened in writing; and (ii) no labor union or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (b) the Company and the Company Subsidiaries are in compliance with all applicable Laws respecting labor and employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues, affirmative action and unemployment insurance and related matters. Except as would not reasonable be expected to result in material liability to the Company or any Company Subsidiary, (a) none of the Company or the Company Subsidiaries has, since December 31, 2017, entered into a settlement agreement with a current or former officer, director or employee of the Company or any Company Subsidiary resolving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any Company Subsidiary at the level of Vice President or above, and (b) there are no, and since December 31, 2017, there have not been any litigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any Company Subsidiary at the level of Vice President or above.

Section 5.18    Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Law necessary to operate its business; (b) the Company and the Company Subsidiaries hold and comply with all Environmental Permits necessary for the conduct of their respective businesses as currently conducted and; (c) as of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice of, or is the subject of, or to the Knowledge of the Company, is the subject of or threatened with, any claim or proceeding alleging non-compliance by the Company or such Company Subsidiary with any applicable Environmental Law or alleging liability of the Company or such Company Subsidiary under any

Environmental Law; (d) to the Company’s Knowledge. there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law; (e) neither the Company nor any of its Subsidiaries has received notice of potential responsibility or liability relating to any waste generated by the Company or the Company Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance; and (f) the Company has delivered to, or has otherwise made available for inspection by Parent, all material investigation reports, studies, audits, test results or similar documents in the possession, control or custody of the Company or any of its Subsidiaries relating to environmental, health or safety matters or Hazardous Substances.

Section 5.19    Anti-Takeover Provisions.

(a)Assuming the accuracy of the representation contained in Section 4.10, no further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger, the Offer and the other transactions contemplated by this Agreement.

(b)There is no other state anti-takeover statute or regulation, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 5.20    Insurance. The Company and the Company Subsidiaries maintain insurance policies in such amounts and against such risks as the management of the Company and the Company Subsidiaries has determined to be prudent in accordance with industry practices or as required by applicable Law. The Company and the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, the Company or any Company Subsidiary, other than as would not have a Company Material Adverse Effect. There are no material claims by the Company or any Company Subsidiary pending as of the date of this Agreement under any insurance policy as to which coverage has been denied or disputed or, to the Knowledge of the Company, threatened to be denied or disputed.

Section 5.21    Anti-Corruption Laws. Since November 1, 2014, the Company is and has been in compliance with the U.S. Foreign Corrupt Practices Act and in material compliance with all applicable Anti-Corruption Laws. The Company and the Company Subsidiaries have established, implemented and continue to maintain internal controls and procedures reasonably designed to ensure material compliance with Anti-Corruption Laws, including controls and procedures designed to ensure that the employees and agents of the Company or any of the Company Subsidiaries do not make payments in violation of Anti-Corruption Laws.

Section 5.22    International Trade Compliance.

(a)Since November 1, 2014, the Company and the Company Subsidiaries are and have been in material compliance with, and have not engaged in any conduct that would reasonably be expected to be sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been since November 1, 2014, any formal or informal proceedings, allegations, or inquiries pending, expected or, to the Knowledge of the Company, threatened in writing against the Company, any of the Company Subsidiaries concerning violations or potential violations of, or conduct sanctionable under any applicable Sanctions Law.

(b)None of the Company, the Company Subsidiaries or Company Board members, officers or directors of the Company or the Company Subsidiaries, is a Sanctioned Person. To the Knowledge of the Company, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than 5% of the Company.

(c)Neither the Company nor any of the Company Subsidiaries (i) is engaging in any transactions or other activity, directly or, to the Knowledge of the Company, indirectly, with any Sanctioned Person or any Person located, organized or resident in a Sanctioned Country nor (ii) since November 1, 2014, has exported, reexported, or retransferred any article, item, component, software, technology, service or technical data or taken any other act in material violation of any applicable export control Laws, including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.

Section 5.23    Open Source Software. The Company and the Company Subsidiaries exercise ordinary and reasonable care in connection with the use of Open Source Software.  The Company and the Company Subsidiaries are in compliance in all material respects with all Open Source Software, except where any such noncompliance would not reasonably be expected to give rise to a Company Material Adverse Effect.

Section 5.24    Material Customers and Suppliers. Section 5.24 of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of (a) the top twenty (20) third-party suppliers and service providers (by spend) of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period ended on September 30, 2019 (each, a “Major Supplier”) and the amount of consideration paid to each Major Supplier by the Company and the Company Subsidiaries during such period and (b) the top twenty (20) (by revenue) of each of the (i) managed service providers, (ii) original equipment manufacturers and (iii) value-added resellers, alliance partners and distributors of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period ended on September 30, 2019 (each a “Major Customer”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Customer during such period. Except as set forth in Section 5.24 of the Company Disclosure Letter, (A) there has been no material dispute with any Major Customer, Major Supplier or material customer of a Major Customer that is a reseller, (B)

there has been no termination or material modification (including any material price reduction or increase, as applicable, or failure to renew) of the business relationship between the Company and the Company Subsidiaries and any Major Customer, Major Supplier or material customer of a Major Customer that is a reseller, and (C) the Company and the Company Subsidiaries have not received written notice from any Major Customer or Major Supplier, and no Major Customer that is a reseller, to the Company’s Knowledge, has received written notice from any material customer of such Major Customer, in each case, to the effect that any such Major Customer, Major Supplier or material customer of such Major Customer that is a reseller will materially and negatively alter its relationship with the Company or any of the Company Subsidiaries or a Major Customer that is a reseller, as applicable, or will otherwise materially change its pricing terms, which when taken in the aggregate would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.25    Interested Party Transactions. Except as disclosed in the Company SEC Documents, since December 31, 2018, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 5.26    Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

Section 5.27    Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

ARTICLE VI
Covenants Relating to Conduct of Business

Section 6.01    Conduct of Business by the Company. Except (i) as set forth in Section 6.01 of the Company Disclosure Letter; (ii) as expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, (A) the Company shall, and shall cause each Company Subsidiary to, (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to ensure that it preserves intact in all material respects its current business organization, assets and technology, keeps available the services of the Company Employees in all material respects and maintains its relations and goodwill with material customers, suppliers, landlords, and other Persons having material business relationships with the Company in all material respects and (B) the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 6.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (B) required tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plans, (C) forfeitures of Company Stock Awards, (D) conversion or repurchase of the Convertible Notes pursuant to the Indenture or (E) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(b)issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws): (i) any shares of capital stock or other equity interests or voting securities of the Company or any Company Subsidiary other than (A) the issuance of Company Common Stock (x) upon the due exercise, vesting or settlement of Company Stock Awards issued pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time, (y) prior the Final Offering, pursuant to the Company ESPP or (z) upon the conversion of the Convertible Notes pursuant to the Indenture, or (B) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any Company Stock Awards or other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (v) any Company Voting Debt;

(c)(i) amend the Company Charter or the Company Bylaws; (ii) amend the charter or organizational documents of any Company Subsidiary, or (iii) amend any term of any securities in the Company or any of its Subsidiaries, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of NASDAQ;

(d)create any Company Subsidiary;

(e)make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;

(f)directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in or business or material assets of any Person or division thereof, except acquisitions or dispositions with respect to transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(g)sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than: (i) pursuant to Contracts in existence on the date of this Agreement; or (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h)incur any Indebtedness, except for (i) the incurrence of Indebtedness not to exceed $2,000,000 in the aggregate; (ii) Indebtedness in replacement of existing Indebtedness, in the same or a lesser principal amount and on terms that are no less favorable to the Company in the aggregate than the Company’s existing indebtedness; (iii) Indebtedness solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; or (iii) the incurrence of Indebtedness pursuant to the Credit Agreement as in effect on the date hereof in the ordinary course of business consistent with past practice;

(i)except as required by the express terms of any Company Benefit Plan or Collective Agreement, in each case as in effect on the date hereof, (i) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than any such amendments to existing Company Benefit Plans that do not materially increase the annual cost to the Company of maintaining such Company Benefit Plan; provided that no such amendment shall include or increase any severance or equity payments; or (ii) increase in any manner the compensation (including severance, change in control and retention compensation) of any current or former employees of the Company or its Subsidiaries, other than base salary increases for employees other than executive officers in connection with the Company’s merit review process, provided that such merit review process is done in the ordinary course of business and at a time and manner consistent with the Company’s past practices, and the aggregate amount of the increases does not exceed 3.5%, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation (whether cash, equity or equity-based), including any transaction-related bonuses or (iv) accelerate the time of vesting or payment of any award under any Company Benefit Plan or otherwise;

(j)(i) hire any employee or engage any individual contractor other than hiring or engaging such individuals in the ordinary course of business consistent with the Company’s past practice for positions or services below the level of Vice President and/or whose targeted annual base salary or fee arrangement is less than $200,000; or (ii) terminate the employment of any such employee other than for cause;

(k)except as permitted by Section 3.03(b) or Section 7.06, settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitrations that involve the payment of monetary damages in an amount not in excess of $2,000,000 in the aggregate by the Company or any Company Subsidiary and do not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole;

(l)encumber, convey title (in whole or in part), license or make a similar grant under any material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;

(m)intentionally take any action or fail to take any action, if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any Company Intellectual Property, except for Company Intellectual Property which, in the reasonable judgment of the Company or a Company Subsidiary is determined to not be material to its business, consistent with past practice;

(n)other than as required by applicable Law or GAAP or in the ordinary course of business, make, change or revoke any material election with respect to Taxes or any election pursuant to Section 7701 of the Code and the Treasury Regulations thereunder, file any material amended Tax Return, change any material accounting method for Taxes, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund; or

(o)incur any capital expenditures in excess of the Company’s existing budget for capital expenditures as approved by the Company Board and made available to Parent;

(p)materially amend, modify, renew or terminate any Real Estate Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(q)enter into a new line of business or abandon or discontinue any existing line of business;

(r)enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any Person other than a Company Subsidiary any Material Contract or any contract that would constitute a Material Contract if in effect as of the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practice;

(s)except as provided under this Agreement, adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(t)make or forgive any loan to any other Person (other than (A) the advancement of expenses to its employees in connection with the performance of their duties in the ordinary course of business consistent with past practice or (B) to any wholly-owned Subsidiary in the ordinary course of business consistent with part practice);

(u)enter into a transaction with any stockholder, director or executive officer of the Company that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K; or

(v)enter into any binding commitment to take any of the foregoing actions.

Section 6.02    No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.03    No Solicitation by the Company; Company Recommendation.

(a)Except as expressly permitted by Section 6.03, the Company shall, and shall cause each of the Company Subsidiaries (and shall instruct its and their respective directors, officers, managers, employees, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”)) to: (i) following execution of this Agreement, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to, or result in, an Alternative Proposal (an “Inquiry”); (ii) (A) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make an Inquiry and (B) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Inquiry (provided that the Company shall be permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make an Alternative Proposal directly to the Company Board in accordance with the terms of this Section 6.03); (iii) from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, subject to the other provisions of this Section 6.03, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate the submission of any Inquiry or an Alternative Proposal, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal (other than informing Persons of the existence of the provisions set forth in this Agreement or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal); and (iv) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, subject to the other provisions of this Section 6.03, not, directly or indirectly, (A) approve, agree to, accept, endorse, recommend or submit to a vote of its stockholders any Alternative Proposal, (B) fail to make, or withdraw, qualify, modify or amend, in a manner adverse to Parent and Merger Sub, the Company Recommendation (or recommend an Alternative Proposal), (C) take any action to exempt any Person from the provisions of Section 203 of the DGCL or any other applicable state takeover statute, (D) make any public statement, filing or release inconsistent with the Company Recommendation, (E) fail to publicly reaffirm the Company Recommendation within three (3) Business Days after Parent so requests in writing, (F) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) days after the commencement of such Alternative Proposal, (G) approve, adopt or recommend any Alternative Proposal, or propose publicly to approve, adopt or recommend, any Alternative Proposal, (any of the foregoing clauses (A) through (F) in this subsection (iv), an “Adverse Recommendation Change”), or (H) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other similar Contract (except for Acceptable Confidentiality Agreements) relating to or providing for any Alternative Proposal or a potential Alternative Proposal or requiring, or reasonably expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the Merger, the Offer or any of the other transactions contemplated hereby. It is agreed that any Willful Breach of the restrictions set forth in this Section 6.03(a) by any Affiliate of the Company or any Representative of the Company or any of its Affiliates shall be deemed a Willful Breach of this Agreement by the Company.

(b)Notwithstanding anything to the contrary in Section 6.03(a), if at any time following the date hereof and prior to the Acceptance Time the Company or any Company Subsidiary or any of their respective Representatives receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from a material breach of this Section 6.03) by any Person, the Company and its Representatives may, prior to (but not after) the Acceptance Time, take the actions set forth in subsections (i) and (ii) of this Section 6.03(b) if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person who made such Alternative Proposal and such Person’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has previously furnished, made available or provided access to Parent to any such non-public information or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into or otherwise participate in any discussions or negotiations with any Person regarding such Alternative Proposal.

(c)Reasonably promptly (but in no event more than twenty-four (24) hours) following receipt of any Alternative Proposal from and after the date of this Agreement, the Company shall advise Parent of the receipt of such Alternative Proposal, and the terms and conditions of such Alternative Proposal (including, in each case, the identity of the Person making any such Alternative Proposal), and the Company shall as reasonably promptly as practicable provide to Parent: (i) a copy of such Alternative Proposal, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal, if oral. In addition, the Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the status and material terms (including material amendments or proposed material amendments to) of such Alternative Proposal.

(d)Notwithstanding anything herein to the contrary, at any time prior to the Acceptance Time, (i) if (A) the Company receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from a material breach of this Section 6.03) that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal and (B) the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d) to enter into a definitive agreement with respect to such Superior Proposal; and (ii) if in response to material events, changes or developments in circumstances, unrelated to an Alternative Proposal, that were not known to or reasonably foreseeable by the Company Board as of or prior to the date hereof, the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change; provided, that the Company Board may not make an Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.03(d) unless:

(1)the Company shall have first provided prior written notice to Parent (which notice shall not constitute an Adverse Recommendation Change or termination of this Agreement), at least four (4) Business Days in advance (the “Notice Period”), of the Company’s intention to take any action permitted under this Section 6.03(d), which notice shall, if applicable, specify the reasons for the proposed Adverse Recommendation Change and, if applicable, the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal) and, if applicable, provide a copy of the relevant proposed transaction agreement; and

(2)prior to making an Adverse Recommendation Change and/or terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall, and shall use reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, (x) in the case of Section 6.03(d)(i), such Alternative Proposal ceases to constitute a Superior Proposal and (y) in the case of Section 6.03(d)(i) or Section 6.03(d)(ii), the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would not be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. In the event of any material revisions to an Alternative Proposal constituting a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.03(d) with respect to such new written notice, except that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period.
For the avoidance of doubt, if Parent, within four (4) Business Days (or two (2) Business Days, in the event of a new written notice following material revisions to a Superior Proposal) following its receipt of a Superior Proposal notice makes an offer that, as determined in good faith by the Company Board (after consultation with its outside counsel and financial advisors), results in the applicable Alternative Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 9.01(d) as a result of such Alternative Proposal.
(e)Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders required (after consultation with outside legal advisors) under applicable Law; provided, that this Section 6.03(e) shall not permit the Company or the Company Board to make an Adverse Recommendation Change except as expressly set forth in this Section 6.03. Issuance of a “stop, look and listen” communication that complies with the requirements of Rule 14d-9(f) under the Exchange Act by or on behalf of the Company shall not be considered an Adverse Recommendation Change and shall not require the giving of notice or compliance with the procedures set forth in Section 6.03(d).

(f)For purposes of this Agreement:

(i)“Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) with respect to any (A) merger, consolidation,

share exchange, other business combination or similar transaction involving the Company and a third party (including any “group” as defined pursuant to Section 13(d) of the Exchange Act); (B) sale, contribution or other disposition, directly or indirectly of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii)“Superior Proposal” means any bona fide written proposal or offer with respect to an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 90%) made by a Person or “group”, on terms which the Company Board determines in its good faith (after consultation with its financial and outside legal advisors) to be more favorable to the holders of Company Common Stock (solely in their capacity as such) from a financial point of view than the Merger and the Offer, taking into account all the terms and conditions of such proposal and this Agreement and taking into account all other financial, legal, regulatory and other aspects of such Alternative Proposal that the Company Board considers in good faith to be appropriate (including the conditionality, and the timing and likelihood of consummation of such proposal).

(iii)“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms that are not materially less restrictive of, and not materially more favorable to, a third party or “group” that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, including with respect to standstill provisions; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 6.03.

ARTICLE VII
Additional Agreements

Section 7.01    Certain Filings.

(a)The Company and Parent shall cooperate with one another in connection with the preparation of the Schedule 14D-9 and the Offer Documents and any other documents required to be filed by the Company, Parent or Merger Sub with the SEC in connection with the Merger, the Offer and the other transactions contemplated hereby, including furnishing information reasonably required in connection therewith.

(b)The Company shall use reasonable best efforts to promptly prepare and file (or cause to be prepared and filed) the forms, documents or other materials described in Section 6.01(n) of the Company Disclosure Letter, subject to the review and consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.02    Access to Information; Confidentiality; Cooperation.

(a)Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the Representatives of Parent reasonable access during normal business hours, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request for any reasonable business purpose related to the consummation of the transactions contemplated by this Agreement (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would (a) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (b) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (c) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 7.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 7.02 shall be subject to the confidentiality agreement, dated as of June 21, 2019 between Parent and the Company (the “Confidentiality Agreement”).

(b)Without limiting the generality of Section 7.02(a), during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article IX, the Company agrees to, and to cause the Company Subsidiaries to, subject to applicable Law and Section 7.02(a) (i) reasonably assist and reasonably cooperate with Parent and its Subsidiaries to facilitate planning for the post-Closing integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent and its Subsidiaries in the planning and development of a post-Closing integration plan), (ii) provide reasonable access to key personnel identified by Parent to facilitate Parent’s efforts with respect to the post-Closing retention of such key personnel and (iii) provide Parent with reasonable periodic updates on activities relating to the integration of the Company’s existing businesses.

Section 7.03    Efforts to Consummate.

(a)Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof and in any event no later than the End Date the transactions contemplated by this Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and make an appropriate and complete filing in respect of the Governmental Approval(s) listed on Section 7.03(a) of the Company Disclosure Letter pursuant to applicable Regulatory Law with respect to the transactions contemplated hereby, in each case within ten (10) Business Days following the date of this Agreement, (B) make all other filings pursuant to other Regulatory Laws that are necessary, proper, or advisable to permit consummation of the transactions contemplated hereby as reasonably promptly as practicable, and (C) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each of Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and obtain approval under any other Regulatory Law as soon as possible and in any event no later than the End Date.

(b)Each of Parent and the Company shall, in connection with the actions referenced in Section 7.03(a) to obtain all Governmental Approvals under the HSR Act or any other Regulatory Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) to the extent practicable, consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c)In furtherance and not in limitation of the covenants of the parties contained in Sections 7.03(a) and 7.03(b), Parent and the Company shall use their respective reasonable best efforts to (x) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company or the Company Subsidiaries, and (y) otherwise taking or committing to take actions that after the Closing may limit the Company’s and the Company Subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of the Company and/or the Company Subsidiaries; provided, however, any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement; provided, further, that notwithstanding anything to the contrary in this Agreement, none of Parent or any of its Affiliates (including Merger Sub) shall be required to and, without the prior written consent of Parent, neither the Company nor any Company Subsidiary may, (A) litigate with or otherwise participate in any legal proceeding with any Governmental Entity in connection with obtaining any consent or approval required in connection with this Agreement or to consummate the transactions contemplated by this Agreement or (B) accept or agree to any limitation on ownership or operations, or to dispose of or hold separate any portion of the business or assets of Parent, the Company or any of their respective Affiliates, or otherwise undertake any action or enter into any agreement pursuant to this Section 7.03 if such limitation, disposal, hold separate or other action or agreement would reasonably be expected to have a Burdensome Effect. “Burdensome Effect” shall mean a material and adverse effect on Parent, the Company or their respective Affiliates, taken as a whole, with the understanding that any such effect that, individually or in the aggregate, would reasonably be expected to reduce the combined annual revenues of Parent, the Company and their respective Affiliates by $54,000,000 or more shall be deemed a “Burdensome Effect.”

(d)Each of Parent and the Company shall, and shall cause their respective Affiliates or Subsidiaries to, use their respective reasonable best efforts to obtain, as promptly as practicable, if Parent determines it is advisable or CFIUS requests or requires filings related thereto, subject to Section 7.03(g), CFIUS Clearance. Each of Parent and the Company shall promptly furnish to the other copies of any notices or communications received by such party or any of its Affiliates from CFIUS or any of its constituent agencies with respect to the transactions contemplated hereby, unless otherwise prohibited by any Governmental Entity or Law, and each of Parent and the Company shall permit the other’s counsel to have an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed communications by such party or its Affiliates to CFIUS concerning the transactions contemplated hereby (except for personal identifier information or other confidential information concerning Company or its Subsidiaries or Parent or its Affiliates provided to CFIUS).

(e)In furtherance and not in limitation of Section 7.03(d), as promptly as practicable after the execution of this Agreement, if Parent determines it is advisable to make, or CFIUS requests or requires, filings related to CFIUS Clearance, Parent and the Company shall prepare, prefile and then, as soon as reasonably practicable after the receipt of any and all comments on the prefiling from CFIUS, file with CFIUS a joint voluntary notice pursuant to the DPA with respect to the transactions contemplated by this Agreement. Each party to this Agreement shall, and shall cause its Affiliates and Subsidiaries to, use its reasonable best efforts to provide CFIUS with any additional or supplemental information requested by CFIUS during their respective reviews as promptly as practicable, and in all cases within the amount of time allowed by CFIUS in accordance with the DPA, as applicable.

(f)Parent and Merger Sub shall not, and shall not permit any of their Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect Parent’s or Merger Sub’s ability to: (i) obtain all Governmental Approvals under the HSR Act or any other Regulatory Laws as promptly as practicable and in any event before the End Date; and (ii) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that restrains, prevents or delays the Closing.

(g)Parent shall have, except where prohibited by applicable Law, responsibility for determining the strategy for dealing with any Governmental Entity, including the DOJ and the FTC, regarding all Regulatory Laws relating to antitrust matters; provided, that, Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

Section 7.04    Third-Party Consents. If reasonably requested by Parent, the Company shall use its commercially reasonable efforts to give all notices to, and obtain, or cause to be obtained, all consents, approvals and authorizations that are reasonably requested by Parent, but excluding consents of Governmental Entities, which are governed by Section 7.03. For the avoidance of doubt, obtaining any such consents, approvals or authorizations shall not be an Offer Condition or a condition to the Closing.

Section 7.05    Indemnification, Exculpation and Insurance.

(a)For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective governing or organizational documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and each of the Company and the Company Subsidiaries shall perform its obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation as in effect on the date of this Agreement; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.

(b)For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the

Company or the Company Subsidiaries or provide substitute policies for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than 300% of the aggregate annual premium of the policy currently in effect on the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.05(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy in respect of any one (1) policy year exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.05.

(d)The provisions of this Section 7.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.

Section 7.06    Notification of Certain Matters; Transaction Litigation.

(a)The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent.

(b)The Company shall keep Parent reasonably informed, but only to the extent that doing so would not, in the reasonable judgment of the Company’s legal counsel, jeopardize attorney-client privilege, regarding any suit, action or other proceeding commenced or, to the Knowledge of the Company, threatened against the Company or its current or former directors or officers by any stockholder of the Company relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby (“Transaction Litigation”). The Company shall consult with Parent with respect to, and give Parent the opportunity to participate (subject to a customary joint defense agreement, and at Parent’s expense) in, but not control, the defense and settlement of any Transaction Litigation and shall not compromise or settle in full or in part any such Transaction Litigation unless Parent shall have consented in writing thereto (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.06(b), any suit, action or other proceeding relating to Dissenting Shares shall be governed by Section 3.03.

Section 7.07    Section 16 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.08    Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Law and rules and policies of NASDAQ to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time (provided that no such action shall be required to be effective prior to the Effective Time) and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 7.09    14d-10. Prior to the Acceptance Time, the Company (acting through the Company Board and the compensation committee of the Company Board) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any Arrangements that have been, or after the date of this Agreement will be, entered into by the Company or any of the Company’s Subsidiaries with any current or former officer, director, employee or other service provider, and to ensure that any such Arrangements fall within the safe harbor provisions of such rule.

Section 7.10    Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal,

Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Offer, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Subject to Section 7.12(g), nothing in this Section 7.10 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 7.11    Director and Officer Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors and officers of the Company and its Subsidiaries (other than directors of the Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 7.12    Employment and Company Benefits.

(a)During the one (1)-year period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee, for so long as the Company Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent, annual base salary, target incentive compensation opportunities and other compensation and employee benefits that, with respect to each employee, are substantially similar in the aggregate to the base salary, target incentive compensation opportunities and other compensation and employee benefits provided to such employee immediately prior to the Closing Date (excluding, in each case, any equity-based, long-term and transaction-related incentives). “Company Employee” means any employee of the Company or the Company Subsidiaries who is employed at the Closing Date and who remains employed with the Surviving Corporation or any other Affiliate of Parent following the Closing.

(b)Parent shall provide each Company Employee who incurs a termination of employment during the one (1)-year period immediately following the Closing Date with severance benefits that are substantially similar to the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company and the Company Subsidiaries as in effect immediately prior to the Closing Date and set forth on Section 7.12(b) of the Company Disclosure Letter.

(c)Except as otherwise required under applicable Law, Parent shall, or shall cause the Surviving Corporation to, give Company Employees full credit for such Company Employees’ service with the Company for purposes of eligibility, vesting, and solely with respect to vacation and severance plans, determination of the level of benefits under any benefit plans maintained by Parent or the Surviving Corporation or any Affiliate of either in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d)Parent shall, or shall cause the Surviving Corporation to, exercise commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e)From and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor the terms of each Collective Agreement or similar agreement applicable to the Company Employees set forth in Section 7.12(e) of the Company Disclosure Letter to the extent required by applicable Law.

(f)Prior to the Effective Time, the Company Board may in good faith in accordance with the terms of the applicable plans and programs, and otherwise in a manner consistent with past practice, determine the amounts payable to participants in any annual or other short-term, cash incentive plans and programs of the Company or any Company Subsidiary for a performance period ending on or prior to December 31, 2019, in each case, that are set forth on Section 7.12(f) of the Company Disclosure Letter (collectively, the “2019 Bonus Plans”), in each case, if and to the extent the amounts to be paid out are determined based solely on the achievement of the pre-established, objective, financial performance metrics set forth under the applicable 2019 Bonus Plan, and may cause such amounts to be paid out (without pro-ration) immediately prior to the Closing Date. If and to the extent any determinations under the applicable 2019 Bonus Plan are not based solely on the achievement of pre-established, objective financial performance measures (including in respect of any proposed discretionary payments), the Company shall provide any such determinations, together with the information used to make such determinations and comparable information regarding, and the amounts of, the 2018 and 2017 annual bonuses paid out under corresponding plans, to Parent at least ten (10) Business Days prior to the Effective Time. Parent will have the right to review such determinations and raise, no later than five (5) Business Days prior to the Effective Time, any good faith objections to such determinations if it believes they were inconsistent with the Company’s past practices under the applicable plan, and the Company will cause the compensation committee of its Board of Directors (or their designee) to review and consider any such objections in good faith prior to finalizing its determinations.

(g)From and after the date of this Agreement until the Closing Date, the Company shall provide Parent, on the one hand, and, in respect of any broad-based communications to Company Employees Parent shall provide the Company, on the other hand, with advance copies of, and a reasonable opportunity to comment on, all material communications to Company Employees relating to employee benefits, post-Closing terms of employment and other matters arising out of or relating to this Agreement.

(h)The provisions of this Section 7.12 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.12, express or implied, shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation or any of their respective Affiliates, or preclude the ability of Parent, the Company or the Surviving Corporation or any of their respective Affiliates to terminate the employment of any employee at any time for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee or legal representative or beneficiary thereof or any other Person any third party beneficiary rights or other rights or remedies under or by reason of this Agreement; or (iv) amend or modify, be deemed to amend or modify or be treated as an amendment or modification to any Company Benefit Plan, Collective Agreement or any other employee benefit plan, program, agreement or arrangement of Parent, the Company, any Company Subsidiary, the Surviving Corporation or any of their respective Affiliates.

Section 7.13    Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.14    Convertible Notes. Within the time periods required by the terms of the Indenture, the Company shall take all actions required by, or reasonably requested by Parent pursuant to and in compliance with, the Indenture and any applicable Law, to be performed by the Company prior to the Effective Time as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the giving of any notices that may be required, or reasonably requested by Parent, prior to the Effective Time and delivery to the trustee under the Indenture (the “Trustee”), noteholders or other applicable Person, as applicable, of any documents or instruments required, or reasonably requested by Parent, to be delivered prior to the Effective Time to the Trustee, noteholders or other applicable Person, in each case, in connection with the execution, delivery or performance of this Agreement, the transactions contemplated hereby or as otherwise required by, or reasonably requested by Parent pursuant to and in compliance with, the Indenture and any applicable Law; provided that, the Company shall deliver a copy of any such notice or other document to Parent at least three (3) Business Days (or such shorter period of time as may be required to comply with the terms of the Indenture or any applicable Law or regulation) prior to delivering or entering into such notice or other document in accordance with the terms of the

Indenture or any applicable Law. No event has occurred that has resulted in, or would require, an adjustment under the terms of the Indenture to the conversion rate applicable to the Convertible Notes (which remains 38.7034 shares of Company Common Stock per $1,000 principal amount of Convertible Notes) or that has resulted in or would result in the Convertible Notes becoming convertible into Reference Property (as defined in the Indenture) and the Company will not take any action that would result in such an adjustment or in the Convertible Notes becoming convertible into Reference Property other than as a result of the consummation of the Offer, the Merger and the other transactions contemplated hereby.

Section 7.15    Certain Indebtedness. The Company shall use commercially reasonable efforts to (a) obtain customary payoff letter(s) reasonably acceptable to Parent from all financial institutions and other Persons set forth on Section 7.15 of the Company Disclosure Letter, including those financial institutions that are party to the Credit Agreement, or the applicable agent(s), or other representative(s) on behalf of such Persons, which payoff letter(s) together with any related release documentation shall, among other things, include the payoff amount and provide in substance reasonably acceptable to Parent, among other things, that Liens and guarantees, if any, granted in connection therewith related to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness under the Credit Agreement and the other agreements set forth on Section 7.15 of the Company Disclosure Letter and any other obligations secured thereby shall be, upon the payment of the amount set forth in the applicable payoff letter simultaneously with the Closing be released and terminated and (b) deliver or cause to be delivered such payoff letters, together with the related release documentation, to Parent at the Closing. At the Closing, subject to Parent making available necessary funds to do so, the Company shall (i) repay, or cause to be repaid, any outstanding Indebtedness of the Company and the Company Subsidiaries under the Credit Agreement and the other agreements set forth on Section 7.15 of the Company Disclosure Letter together with any accrued and unpaid interest thereon and all fees and other obligations owing in connection with the Credit Agreement and the other agreements set forth on Section 7.15 of the Company Disclosure Letter, as applicable, (including any prepayment premiums, penalties, breakage costs, termination payments and similar obligations) by wire transfer of immediately available funds in accordance with wire transfer instructions provided in the payoff letter(s) and (ii) use its reasonable best efforts to cause to be released any guarantees and any Liens on its assets relating to the Credit Agreement and the other agreements set forth on Section 7.15 of the Company Disclosure Letter.

ARTICLE VIII
Conditions Precedent

Section 8.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)Merger Sub shall have accepted for payment all of the shares of Company Common Stock validly tendered pursuant to the Offer and not validly withdrawn; and

(b)no Governmental Entity of competent jurisdiction in any jurisdiction in which Parent, the Company or their respective Subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and prevents, makes illegal or prohibits the consummation of the Merger.

ARTICLE IX
Termination, Amendment and Waiver

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Acceptance Time (except to the extent expressly provided in this Section 9.01):

(a)by mutual written consent of the Company and Parent;

(b)by either the Company or Parent:

(i)if (A) the Acceptance Time shall not have occurred on or before on or before March 31, 2020 (the “End Date”); or (B) the Offer is terminated or withdrawn pursuant to its terms without any shares of Company Common Stock being purchased thereunder; provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement is the principal cause of or results in the failure of the Offer to be consummated promptly after the Expiration Date; or

(ii)if a Governmental Entity of competent jurisdiction in any jurisdiction in which Parent, the Company or their respective Subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and prevents, makes illegal or prohibits the acceptance for payment of shares of Company Common Stock pursuant to the Offer or the Merger or the consummation of the Offer or Merger, which Law or Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose material breach of this Agreement is the principal cause of or results in the issuance of such final and non-appealable Law or Order;

(c)by the Company at any time prior to the Acceptance Time, if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement, in each case, if such breach or violation would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer and the Merger by the End Date and such breach or violation is not capable of being cured, or is not cured by Parent or Merger Sub on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(c) if the Company is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement;

(d)by the Company at any time prior to the Acceptance Time, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 6.03(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e)by Parent, at any time prior to the Acceptance Time, if there has been any breach or violation of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of an Offer Condition set forth in clause (b)(iv) or (b)(v) of Annex I and which such failure is not capable of being cured, or is not cured by the Company on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(e) if either if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement;

(f)by Parent, at any time prior to the Acceptance Time, if an Adverse Recommendation Change shall have occurred or if the Company shall have committed a Willful Breach of Section 6.03 (or be deemed pursuant to the terms thereof to have committed a Willful Breach of Section 6.03); or

(g)by the Company if, following the Expiration Date, Merger Sub shall have failed to accept for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.01(e) after the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver by Parent or Merger Sub, of each of the Offer Conditions.

Section 9.02    Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.01, written notice thereof shall be given to the other party or parties specifying the provisions of Section 9.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 7.02(a), this Section 9.02, Section 9.03 and Article X, which provisions shall survive such termination; provided, however, that except as set forth in, and subject to the terms and conditions of, Section 9.03, such termination shall not relieve any party of liability and each party shall remain liable for Losses resulting from any Fraud or Willful Breach of this Agreement prior to or in connection with such termination. It being acknowledged and agreed that if the Company validly terminates this Agreement pursuant to Section 9.01(g), Merger Sub’s failure to accept for payment the validly tendered shares of Company Common Stock shall constitute a Willful Breach of this Agreement by Parent and Merger Sub. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 10.11, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs.

Section 9.03    Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger, the Offer and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a)The Company shall pay to Parent the Termination Fee if:

(i)the Company terminates this Agreement pursuant to Section 9.01(d) or Parent terminates this Agreement pursuant to Section 9.01(f); or
(ii)(A) an Alternative Proposal shall have been made to the Company or to the Company’s stockholders generally after the date of this Agreement and become publicly known or announced (and not publicly withdrawn prior to termination of the Agreement as described in this clause (ii)) and (x) this Agreement is terminated pursuant to Section 9.01(b)(i) and the Minimum Condition has not been satisfied prior to such termination; or (y) this Agreement is terminated pursuant to Section 9.01(e); and (B) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated; provided, however, that for purposes of this Section 9.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.
Any Termination Fee due under this Section 9.03(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 9.01(d)) and (y) in the case of clause (ii) above, within two (2) Business Days of the date of entry into a definitive agreement or the date of consummation of an Alternative Proposal as referred to in clause (ii)(C) above. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(b)The parties acknowledge and agree that the agreements contained in Section 9.03(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding any other provision of this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to the Parent Related Parties against the Company Related Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise in the event the Termination Fee becomes due and payable, and, upon payment of the Termination Fee, the Company Related Parties shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein; provided, however, that any Termination Fee received by Parent shall reduce the amount of any damages payable by the Company, if any, in respect of any such Fraud or Willful Breach.

(c)Except as otherwise provided in Section 3.02(c), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Parent and expressly shall not be a liability of the Company or the holders of Company Common Stock. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

Section 9.04    Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time, but only by an instrument in writing signed on behalf of each of the parties.

Section 9.05    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement as provided herein. No extension or waiver, or termination of this Agreement, by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X
General Provisions

Section 10.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02    Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

(b)Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and any certificate delivered hereunder, (i) neither the Company nor any Company Subsidiary makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article V, (ii) no Person has been authorized by the Company or any Company Subsidiary to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives, including any materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company’s management or otherwise, whether made prior to or after the date hereof, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any express representation or warranty set forth in Article V. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger and the Offer, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

Section 10.03    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Company, to:

Carbonite, Inc.
Facsimile: 877-604-9272
Email: SSemel@carbonite.com
Attention: Scott Semel
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Facsimile:    (617) 573-4822
Email:     graham.robinson@skadden.com
faiz.ahmad@skadden.com
Attention:    Graham Robinson
Faiz Ahmad

if to Parent or Merger Sub, to:

Open Text Corporation
38 Leek Crescent
Richmond Hill, Ontario
Canada L4B4N8
Email: gdavies@opentext.com
Attention: Gordon Davies, EVP, Chief Legal Officer and Corporate Development
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile: (212) 225-3999
Email: nwhoriskey@cgsh.com
Attention: Neil Q. Whoriskey

Section 10.04    Definitions. For purposes of this Agreement:
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other anti-corruption or anti-money laundering or campaign finance applicable Law.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.
“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity, and any member agency thereof acting in such capacity.
“CFIUS Clearance” means (a) a written determination from CFIUS that the transactions contemplated hereby are not subject to the DPA, (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby, and has concluded all action under the DPA or (c) either (i) the President of the United States shall have determined not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the transactions contemplated hereby or (ii) the period allotted for presidential action under the DPA shall have passed without any determination by the President.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent on the date hereof regarding certain exceptions to the representations and warranties set forth in Article V and certain other matters provided by this Agreement; it being understood and agreed that any disclosure set forth in one section or subsection of Article V of the Company Disclosure Letter shall be deemed to be disclosed by the Company for any other section or subsection of Article V to the extent it is reasonably apparent on its face that such disclosure is relevant to such other section or subsection of Article V.
“Company ESPP” means the Company’s 2017 Employee Stock Purchase Plan, as may be amended from time to time.
“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that solely with respect to the preceding clause, any fact, circumstance, occurrence, effect, change, event or development to the extent arising from or related to: (A) conditions affecting the United States economy, or any other national or regional economy or the global economy generally; (B) political conditions in the United States or any other country or region in the world, acts of war, sabotage, terrorism or epidemics, pandemics or natural disasters (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world; (C) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (D) changes required by GAAP or other accounting standards (or interpretation or enforcement thereof); (E) changes in any Laws or Orders issued by any Governmental Entity (or interpretation or enforcement thereof); (F) changes generally affecting the industries in which the Company and the Company Subsidiaries operate; (G) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of the Company Common Stock, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of the Company Subsidiaries (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (H) the public announcement (including as to the identity of the parties hereto) or pendency of the Offer and the Merger or any of the other transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company, including the impact of the foregoing on any relationships with customers, suppliers, vendors, employees or regulators; (I) Transaction Litigation or any suit, action or other proceeding relating to Dissenting Shares; or (J) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred; provided, however, that, any fact, circumstance, occurrence, effect, change, event or development referred to in each of the foregoing clauses (A), (B), (C), (D), (E) or (F) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent materially disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies of a similar size in the industries in which the Company and the Company Subsidiaries operate.
“Company Related Parties” means, collectively, the Company and the Company Subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.
“Company RSU” means any restricted stock unit awarded under any of the Company Stock Plans that is not a Performance-Vesting Award.
“Company Source Code” means any source code for any Software used in the conduct of the businesses of the Company or any of the Company Subsidiaries that is owned by the Company or any of the Company Subsidiaries.
“Company Stock Award” means each Company Stock Option, Company RSU, and share of restricted Company Common Stock and Performance-Vesting Award, issued under a Company Stock Plan.
“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.
“Company Stock Plans” means the Company’s equity-based compensation plans, including the Company’s 2005 Stock Incentive Plan and the Company’s 2011 Equity Award Plan (the “2011 Plan”), in each case, as may be amended from time to time.
“Company Subsidiary” means any Subsidiary of the Company.

“Convertible Notes” means the 2.50% Convertible Senior Notes due 2022 in an aggregate principal amount of $143,750,000 issued under and pursuant to the Indenture.
“Credit Agreement” means the Credit Agreement, dated as of March 26, 2019, by and among the Company, the lenders from time to time party thereto, Barclays Bank PLC, as collateral agent and administrative agent, and the other arrangers and agents party thereto.
“Delaware Secretary” means the Secretary of State of the State of Delaware.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Part 800.
“Environmental Laws” means applicable Laws governing pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.
“Environmental Permits” means Permit required by Environmental Laws for the business of the Company and the Company Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Fraud” means fraud committed by a party hereto in the making of such party’s representations and warranties expressly set forth in Article IV (with respect to Parent and Merger Sub) and Article V (with respect to the Company) and requires: (i) a material false representation made herein, (ii) with knowledge or belief that such representation is false, (iii) an intention to deceive or mislead another party, (iv) causing that party, in justifiable or reasonable reliance upon such false representation, (v) to suffer damage by reason of such reliance.
“Hazardous Substances” means any pollutant, contaminant, chemical, petroleum (including any fraction, derivatives, by-products thereof and petroleum hydrocarbons), asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, ignitable, corrosive, reactive, infectious, disease-causing or hazardous substance, material, waste, chemcials or agent, including all substances, materials, wastes, chemicals or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds,

debentures, notes or similar instruments, (iii) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person, (iv) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (v) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), including any “earn-out” payments, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business, (vi) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, or (vii) any guarantee of (or similar commitment regarding) any of the foregoing.
“Indenture” means the Indenture dated as of April 4, 2017 between the Company, as Issuer (as defined therein), and U.S. Bank National Association, as Trustee, relating to the Convertible Notes.
“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, of every kind and description throughout the world, including rights in and to (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, social media accounts, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill associated with any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter, including moral rights (“Copyrights”); (iv) rights in Software (whether in source code, object code or other form), algorithms, databases, works or other materials, manuals, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, marketing and technical information, product specifications, compositions, inventions, processes, formulae, models and methodologies, whether or not patentable; (vi) all rights in the foregoing and in other similar intangible assets; and (vii) all applications and registrations for the foregoing.
“IT Systems” means all Software, firmware, hardware (including computers, servers, databases, peripheral devices and telecommunications devices), networks, interfaces, platforms and related systems, in each case, whether owned, leased, licensed or used by the Company or any of the Company Subsidiaries.
“Knowledge” means, with respect to any matter in question, (i) in the case of the Knowledge of the Company, the actual knowledge of the acting Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Revenue Officer, the Chief Technology Officer, the Chief Product Officer and the Chief Accounting Officer, and (ii) in the case of the Knowledge of Parent and Merger Sub, the actual knowledge of Gordon A. Davies and Madhu Ranganathan, in each case, after reasonable inquiry. With respect to matters involving Intellectual Property Rights, “Knowledge” does not require the Company, any Company Subsidiary or any of the foregoing natural persons to have conducted or obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark, or other Intellectual Property Right clearance searches.

“Liens” means any pledge, lien, easement, right-of-way, encroachment, restriction, charge, mortgage, encumbrance, right of first refusal, preemptive right, transfer restriction, security interest or other right or restriction of any nature.
“NASDAQ” means The NASDAQ Stock Market LLC.
“Off-the-Shelf Software” means any Software that is commercially available on standard terms in object code form or as software-as-a-service.
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft,” or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms of such contract, including under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.
“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Offer and the Merger on or before the End Date.
“Parent Related Parties” means, collectively, Parent, Merger Sub and their respective Affiliates, or any of their or their Affiliates’ respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.
“Performance-Vesting Award” means each restricted stock unit award under the 2011 Plan the vesting of which is conditioned, in whole or in part, on the attainment of performance goals with respect to the relative total stockholder return of the Company Common Stock or based on adjusted EBITDA (as defined in the 2011 Plan) and annual recurring revenue.
“Permits” means licenses, permits, certificates, consents, franchises (including similar authorizations or permits), exempions, variances, qualifications, accreditations, and other approvals and authorizations of any Governmental Entity.
“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of Law or otherwise incurred in the ordinary course of business consistent with past practice (A) that are for amounts not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the market value or marketability of the impacted property or the business of the Company and the Company Subsidiaries and the Company Subsidiaries as currently conducted; (iv) non-exclusive licenses granted to customers under Intellectual Property Rights in the ordinary course of business consistent with past practice; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising, in each case, in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements; (x) recorded or unrecorded easements, rights of way, covenants and other similar encumbrances or defects or imperfections of title that do not in any instance secure an obligation to pay money and do not materially impair the use, operation or occupancy of the Leased Real Property by the Company or applicable Company Subsidiary or materially detract from the value or marketability of such property based upon its current use; (xi) Liens that affect the underlying fee interest of the Leased Real Property; and (xii) Liens discharged at or prior to the Effective Time.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Data” means any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household, or any other data or information that constitutes personal data or personal information under any applicable Privacy Law or any policy of the Company or any of the Company Subsidiaries relating to privacy.
“Privacy Laws” means all Laws worldwide relating to the privacy and/or security of Personal Data and all binding guidance thereunder issued by a Governmental Entity, including Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, the California Consumer Privacy Act of 2018 (upon and after its entry into effect), Children’s Online Privacy Protection Act, state data breach notification Laws, state data security Laws and state social security number protection Laws.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by any country or territory-wide Sanctions Laws (currently Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person (i) subject to Sanctions Laws imposed by the United States, the United Kingdom, the European Union, or the United Nations; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly fifty percent (50%) or greater owned or controlled by a Person described in (i) or (ii).
“Sanctions Laws” means all national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, the United Kingdom, or the European Union, or United Nations Security Council resolutions concerning trade and economic sanctions, including embargoes, the freezing or blocking of assets of targeted Persons, other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs whether in source code or object code form.
“Solvent” means that, as of any date of determination and with respect to any Person: (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (iii) such Person and its Subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person (either alone or through or together with any other Subsidiary).
“Tax Law” means any Law relating to Taxes.
“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax (including in each case any amendments thereto and any schedule or statement thereto), and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, statement, report, schedule, form, information return or other document.
“Taxes” means all federal, state, local, and foreign taxes, withholdings, charges, fees, levies or other assessments or similar charges of any kind whatsoever imposed by any Governmental Entity, including without limitation any income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, withholding, franchise, value added, stamp, occupation, licensing, recording, documentary, environmental, windfall profit and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges including taxes, charges or other assessments imposed pursuant to Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign Law, as a result of membership in an affiliated, consolidated, combined or unitary group, or under contract, as a transferee or successor or otherwise by operation of Law), together with all interest, penalties and additions imposed with respect to such amounts.
“Termination Fee” means $28,902,775.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.
“Willful Breach” (or any variation thereof) means a material breach of this Agreement by a party hereto (or, solely with respect to Section 6.03, by an Affiliate of the Company or a Representative of the Company or any of its Affiliates) that is the consequence of an action undertaken or omission by the breaching party (or, if applicable, the breaching Representative or Affiliate), with the actual knowledge that the taking of such action or omission would, or would reasonably be expected to, cause such material breach of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 10.05    Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The phrases “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual dataroom set up by the Company in connection with this Agreement prior to the date hereof or directly to Parent or any of its Representatives.

Section 10.06    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.06 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.07    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.08    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Exhibits hereto), taken together with the Confidentiality Agreement and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger, the Offer and the other transactions contemplated by this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies; provided that (a) the provisions of Section 7.05 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives and (b) the rights of the Company’s stockholders to receive the Merger Consideration and of the holders of the Company’s equity and equity-based awards to receive the applicable consideration set forth in Section 3.04, as the case may be, following the Effective Time, each of which shall be for the benefit of, and shall be enforceable by, each such holder following the Effective Time.

Section 10.09    Governing Law; Consent to Jurisdiction.

(a)This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any proceeding for enforcement of a judgment entered by the state courts of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.09(b) in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.03. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.11    Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives (a) any defenses in any action for injunctive relief, specific performance or other equitable relief, including the defense that a remedy at law would be adequate, and (b) any requirement under law to post a bond or other security as a prerequisite to obtaining such relief. The election of the Company to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and/or damages for liability of Parent or Merger Sub for Willful Breach as provided in Section 9.02. Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 10.12    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) Parent and Merger Sub (and not any other Parent Related Party) or (b) the Company (and not any other Company Related Party), then in each case only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no Parent Related Party or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Merger Sub, on the one hand, or the Company, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.

Section 10.13    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.13.
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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.
CARBONITE, INC.
By: /s/ Stephen Munford
Name:    Stephen Munford
Title:    Chairman of the Board and
Interim Chief Executive Officer
OPEN TEXT CORPORATION
By: /s/ Gordon A. Davies
Name:    Gordon A. Davies

Title:	EVP, CLO and Corporate Development
CORAL MERGER SUB INC.
By: /s/ Gordon A. Davies
Name:    Gordon A. Davies

Title:	Director and Secretary

INDEX OF DEFINED TERMS
2011 Plan......................................................................................................................Section 10.04
2019 Bonus Plans.......................................................................................................Section 7.12(f)
Acceptable Confidentiality Agreement................................................................Section 6.03(f)(iii)
Acceptance Time.......................................................................................................Section 1.01(e)
Adverse Recommendation Change...........................................................................Section 6.03(a)
Affiliate........................................................................................................................Section 10.04
Agreement...........................................................................................................................Preamble
Alternative Proposal...............................................................................................Section 6.03(f)(i)

Anti-Corruption Laws	..................................................................................................Section 10.04
Burdensome Effect....................................................................................................Section 7.03(c)
Business Day................................................................................................................Section 10.04
Capitalization Date....................................................................................................Section 5.03(a)
Certificate..................................................................................................................Section 3.01(c)
Certificate of Merger......................................................................................................Section 2.03
CFIUS..........................................................................................................................Section 10.04
CFIUS Clearance.........................................................................................................Section 10.04
Closing...........................................................................................................................Section 2.02
Closing Date...................................................................................................................Section 2.02
Code.............................................................................................................................Section 10.04
Collective Agreement.....................................................................................................Section 5.17
Company.............................................................................................................................Preamble
Company Benefit Plans.............................................................................................Section 5.10(a)
Company Board....................................................................................................................Recitals
Company Bylaws...........................................................................................................Section 5.01
Company Capital Stock.............................................................................................Section 5.03(a)
Company Charter...........................................................................................................Section 5.01
Company Common Stock.....................................................................................................Recitals
Company Disclosure Letter..........................................................................................Section 10.04
Company Employee..................................................................................................Section 7.12(a)
Company ESPP............................................................................................................Section 10.04
Company Financial Advisor...........................................................................................Section 5.26

Company Indemnified Parties	...................................................................................Section 7.05(a)
Company Intellectual Property....................................................................................Section 10.04
Company Material Adverse Effect...............................................................................Section 10.04
Company Recommendation...........................................................................................Section 5.04
Company Related Parties.............................................................................................Section 10.04
Company RSU.............................................................................................................Section 10.04
Company SEC Documents........................................................................................Section 5.06(a)
Company Stock Award................................................................................................Section 10.04
Company Stock Option................................................................................................Section 10.04

Company Stock Plans..................................................................................................Section 10.04
Company Subsidiary....................................................................................................Section 10.04

Company Voting Debt	...............................................................................................Section 5.03(b)
Confidentiality Agreement.............................................................................................Section 7.02
Consent......................................................................................................................Section 4.03(b)
Contract.....................................................................................................................Section 4.03(a)
Convertible Notes........................................................................................................Section 10.04
Copyrights....................................................................................................................Section 10.04
Credit Agreement.........................................................................................................Section 10.04
Delaware Secretary......................................................................................................Section 10.04
Depository Agent.......................................................................................................Section 3.02(a)
DGCL....................................................................................................................................Recitals
Dissenting Shares......................................................................................................Section 3.03(a)
DOJ............................................................................................................................Section 7.03(a)
DPA..............................................................................................................................Section 10.04

Effective Time	................................................................................................................Section 2.03
End Date................................................................................................................Section 9.01(b)(i)
Environmental Laws....................................................................................................Section 10.04
Environmental Permits.................................................................................................Section 10.04
ERISA..........................................................................................................................Section 10.04
ERISA Affiliate............................................................................................................Section 10.04
Exchange Act........................................................................................................................Recitals
Expiration Date..........................................................................................................Section 1.01(c)
Filed Company Contract............................................................................................Section 5.14(a)
Filed Company SEC Documents........................................................................................Article V
Final Offering............................................................................................................Section 3.04(e)
Fraud............................................................................................................................Section 10.04
FTC............................................................................................................................Section 7.03(a)
GAAP........................................................................................................................Section 5.06(b)
Governmental Approvals...........................................................................................Section 7.03(a)
Governmental Entity.................................................................................................Section 4.03(b)
HSR Act.....................................................................................................................Section 4.03(b)
Indebtedness.................................................................................................................Section 10.04
Indenture......................................................................................................................Section 10.04

Initial Expiration Date	...............................................................................................Section 1.01(c)

Inquiry	.......................................................................................................................Section 6.03(a)
Intellectual Property Rights.........................................................................................Section 10.04
IRS.............................................................................................................................Section 5.10(a)
IT Systems...................................................................................................................Section 10.04
Knowledge...................................................................................................................Section 10.04
Law............................................................................................................................Section 4.03(a)
Leased Real Property.................................................................................................Section 5.15(b)
Letter of Transmittal..................................................................................................Section 3.02(b)
Liens.............................................................................................................................Section 10.04

Losses........................................................................................................................Section 7.05(a)
Major Customer.............................................................................................................Section 5.24
Major Supplier...............................................................................................................Section 5.24
Material Contract.......................................................................................................Section 5.14(b)
Maximum Amount....................................................................................................Section 7.05(b)
Merger...................................................................................................................................Recitals
Merger Consideration................................................................................................Section 3.01(c)
Merger Sub.........................................................................................................................Preamble
Merger Sub Common Stock...........................................................................................Section 3.01
Minimum Condition..............................................................................................................Annex I
Multiemployer Plan...................................................................................................Section 5.10(c)
NASDAQ.....................................................................................................................Section 10.04
Notice Period.............................................................................................................Section 6.03(d)
Offer......................................................................................................................................Recitals
Offer Conditions........................................................................................................Section 1.01(a)
Offer Documents........................................................................................................Section 1.01(f)
Offer Price.............................................................................................................................Recitals
Offer to Purchase.......................................................................................................Section 1.01(a)
Off-the-Shelf Software.................................................................................................Section 10.04
Open Source Software.................................................................................................Section 10.04
Order..........................................................................................................................Section 4.03(a)
Parent..................................................................................................................................Preamble
Parent Material Adverse Effect....................................................................................Section 10.04
Parent Related Parties..................................................................................................Section 10.04
Patents..........................................................................................................................Section 10.04
Paying Agent.............................................................................................................Section 3.02(a)
Payment Fund............................................................................................................Section 3.02(a)
Permits.........................................................................................................................Section 10.04
Permitted Liens............................................................................................................Section 10.04
Person...........................................................................................................................Section 10.04
Personal Data...............................................................................................................Section 10.04
Preferred Stock..........................................................................................................Section 5.03(a)
Privacy Laws................................................................................................................Section 10.04
Real Estate Leases.....................................................................................................Section 5.15(b)
Regulatory Laws..........................................................................................................Section 10.04
Release.........................................................................................................................Section 10.04
Representatives..........................................................................................................Section 6.03(a)
Sanctioned Country......................................................................................................Section 10.04
Sanctioned Person........................................................................................................Section 10.04
Sanctions Laws............................................................................................................Section 10.04
Schedule 14D-9.........................................................................................................Section 1.01(e)
Schedule TO...............................................................................................................Section 1.01(f)
SEC..............................................................................................................................Section 10.04
Securities Act...............................................................................................................Section 10.04
Solvent.........................................................................................................................Section 10.04
SOX..............................................................................................................................Section 10.04

Subsidiary.....................................................................................................................Section 10.04
Superior Proposal..................................................................................................Section 6.03(f)(ii)
Surviving Corporation...................................................................................................Section 2.01
Tax Law........................................................................................................................Section 10.04
Tax Returns..................................................................................................................Section 10.04
Taxes............................................................................................................................Section 10.04
Termination Condition..........................................................................................................Annex I
Termination Fee...........................................................................................................Section 10.04
Trademarks...................................................................................................................Section 10.04
Transaction Litigation...............................................................................................Section 7.06(b)
Treasury Regulations...................................................................................................Section 10.04

Trustee	............................................................................................................................Section 7.14
Willful Breach..............................................................................................................Section 10.04
Withdrawal Liability....................................................................................................Section 10.04

ANNEX I
CONDITIONS TO THE OFFER

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e‑1(c), to pay for any shares of Company Common Stock validly tendered (and not subsequently and validly withdrawn) pursuant to the Offer if:

(a)
Immediately prior to the Expiration Date there shall not have been validly tendered in the Offer (in the aggregate), and not validly withdrawn (and excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received (as defined in Section 251(h)(6)(f) of the DGCL)), that number of shares of Company Common Stock that, together with all shares Company Common Stock (if any) beneficially owned by Parent and its Affiliates, represent one more share of Company Common Stock than 50% of the total number of shares of Company Common Stock outstanding immediately following the consummation of the Offer (the “Minimum Condition”); or

(b)	At the Expiration Date, any of the following conditions shall not be satisfied (or have been waived):

(i)the applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated;

(ii)the German competition authority (Bundeskartellamt) shall have adopted a decision to authorize, not to oppose, or not to exercise jurisdiction over, the transactions contemplated by this agreement under the German Act Against Restraints of Competition;

(iii)no Law or Order of any Governmental Entity with competent jurisdiction in any jurisdiction in which Parent, the Company or their respective subsidiaries have material business operations shall be in effect which (A) restrains, prohibits or otherwise makes illegal the consummation of the Offer or the Merger or (B) imposes any limitations on the ownership or operation of, or compels Parent, the Company or any of their respective Affiliates to dispose of or hold separate, any portion of the business or assets of Parent, the Company or any of their respective Affiliates or otherwise undertake an action or enter into any agreement, in each case, that, individually or in the aggregate, would reasonably be expected to have a Burdensome Effect;

(iv)(A) each of the representations and warranties of the Company contained in Section 5.04 (Authority; Execution and Delivery; Enforceability) and the first sentence of Section 5.08 (Absence of Certain Changes or Events) of the Merger Agreement shall be true and correct in all respects as of the date made and as of the Expiration Date as though made on and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), (B) each of the representations and warranties of the Company contained in Section 5.03(a) (Capital Structure) of the Merger Agreement shall be accurate except for de minimis inaccuracies as of the date made and as of the Expiration Date as of made on and as of the Expiration Date (except those representations and warranties which address matters only as of a particular date need only be accurate as of such date), (C) each of the representations and warranties contained in Sections 5.01 (Organization, Standing and Power), 5.03(b) (Capital Structure), 5.19 (Anti-Takeover Provisions), 5.26 (Brokers’ Fees and Expenses) and 5.27 (Opinion of Company Financial Advisor) shall be true and correct in all material respects as of the date made and as of the Expiration Date as though made on and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (D) any other representations and warranties of the Company contained in the Merger Agreement shall be true and correct as of the date made and as of the Expiration Date (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) as though made on and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(v)the Company shall have complied with or performed in all material respects each covenant and obligation that the Company is required to comply with or to perform at or prior to the Expiration Date;

(vi)the Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Expiration Date to the effect that the conditions specified in paragraphs (b)(iv) and (b)(v) have been satisfied;

(vii)the Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”); and

(viii)since the date of the Agreement, no Company Material Adverse Effect shall have occurred.
Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 10, 2019 by and among Parent, Merger Sub and the Company.

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARBONITE, INC.
ARTICLE ONE
The name of the corporation is Carbonite, Inc. (the “Corporation”).
ARTICLE TWO
The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of the Corporation’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE FOUR
The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares, which will be designated common stock, par value $0.001 per share.
ARTICLE FIVE
The number of directors of the Corporation shall be such as fixed by, or in the manner provided in, the Bylaws of the Corporation (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.
ARTICLE SIX
The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN
A.    LIABILITY
No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director's duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
B.    INDEMNIFICATION
Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation (each, an “Indemnitee”), shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL. The rights to indemnification and advancement of expenses conferred by this Article Seven shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Such rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contrasts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.
If a claim under this Article Seven is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.
If the DGCL hereafter is amended to permit the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article Seven shall be broadened to the fullest extent permitted by the DGCL, as so amended.
No amendment, termination or repeal of this Article Seven or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the final adoption of such amendment, termination, or repeal.
If an Indemnitee is entitled under any provision of this Article Seven to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines, or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding, or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines, or amounts paid in settlement to which the Indemnitee is entitled.
If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article Seven with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.
If this Article Seven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with any action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article Seven that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE EIGHT
The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
ARTICLE NINE
The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.
ARTICLE TEN
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation (the “Certificate”), and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.
ARTICLE ELEVEN
Section 203 of the DGCL, as amended from time to time, shall not apply to the Corporation.
ARTICLE TWELVE
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.